As filed with the Securities and
                                              Exchange Commission on
                                              January 20, 2005
                                              An Exhibit List can be found on
                                              Page II-11.
                                              Registration No. 333 _________

                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON D.C. 20549
                            _____________________________

                                     FORM SB-2
                              REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                             _____________________________

                                  GAMEZNFLIX, INC.
               (Name of small business issuer in its charter)

     Nevada                    454111                        54-1838089
(State or other         (Primary Standard Industrial    (I.R.S. Employer
Jurisdiction of          Classification Code Number)     Identification No.)
Incorporation or Organization)

                              1535 Blackjack Road
                            Franklin, Kentucky  42134
                                  270-598-0385
       (Address and telephone number of principal executive offices and principal place of business)

                        John Fleming, Chief Executive Officer
                                 GAMEZNFLIX, INC.
                                1535 Blackjack Road
                              Franklin, Kentucky  42134
                                   270-598-0385
          (Name, address and telephone number of agent for service)

                                  Copies to:
                             Gregory Sichenzia, Esq.
                             Stephen M. Fleming, Esq.
                         Sichenzia Ross Friedman Ference LLP
                        1065 Avenue of the Americas, 21st Flr.
                              New York, New York 10018
                                   (212) 930-9700
                                 (212) 930-9725 (fax)

                  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

                      CALCULATION OF REGISTRATION FEE

Title of each     Amount to be    Proposed         Proposed       Amount of
  Class of        Registered(1)    Maximum         Maximum      Registration
Securities to                    Offering Price    Aggregate        Fee
Be Registered                      Per Share       Offering
                                                   Price

Common stock
issuable upon
conversion of
debentures        1,288,426,829(2)  $.02(3)        $25,768,536.59   $3,032.96

Common Stock
issuable upon
exercise of
warrants
                     15,000,000(4)  $1.09(5)       $16,350,000.00   $1,924.40

Total             1,303,426,829                                     $4,957.35

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of convertible debentures and the exercise of warrants held by the selling stockholder. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debentures and upon exercise of the warrants to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Includes a good faith estimate of the shares underlying convertible debentures to account for market fluctuations.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on January 12, 2005, which was $.02 per share.

(4) Includes a good faith estimate of the shares underlying warrants exercisable at $1.09 per share to account for antidilution and price protection adjustments.

(5) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of $1.09.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

  PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JANUARY 20, 2005

                             GAMEZNFLIX, INC.
                          1,303,426,829 SHARES OF
                               COMMON STOCK

     This prospectus relates to the resale by the selling stockholder of up to 1,303,426,829 shares of our common stock, including up to 1,288,426,829 shares of common stock underlying convertible debentures and up to 15,000,000 issuable upon the exercise of common stock purchase warrants. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 110, less the product of the conversion price multiplied by 100 times the dollar amount. The conversion price for the convertible debentures is the lesser of (i) $0.20, (ii) eighty two percent of the average of the thee lowest volume weighted average prices during the twenty (20) trading days prior to the conversion or (iii) eighty two percent of the volume weighted average price on the trading day prior to the conversion. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholder may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "GZFX". The last reported sales price per share of our common stock as reported by the Over-The-
Counter Bulletin Board on January 18, 2005, was $.02.

     Investing in these securities involves significant risks.   See "Risk
Factors" beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus is _______, 2005.

     The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by GameZnFlix, Inc., with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                            Table Of Contents

Prospectus Summary                                                          3

Risk Factors                                                                5

Use of Proceeds                                                            12

Market for Common Equity and Related Stockholder Matters                   12

Management's Discussion and Analysis of Financial Condition
and Results of Operations                                                  13

Description of Business                                                    19

Description of Property                                                    23

Legal Proceedings                                                          23

Directors, Executive Officers, Promoters and Control Persons               24

Executive Compensation                                                     25

Certain Relationships and Related Transactions                             28

Changes In and Disagreements with Accountants on
Accounting and Financial Disclosure                                        28

Security Ownership of Certain Beneficial Owners and Management             30

Description of Securities Being Registered                                 31

Indemnification for Securities Act Liabilities                             31

Plan of Distribution                                                       31

Selling Stockholder                                                        34

Legal Matters                                                              36

Experts                                                                    36

Available Information                                                      36

Financial Statements                                                       37

                                 PROSPECTUS SUMMARY

     The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

                                GAMEZNFLIX, INC.

     We are an on-line DVD and video game rental business dedicated to providing customers a quality rental experience through our website, www.gameznflix.com. Our service is an alternative to store based gaming rentals. We currently provide rental services to our subscribers, as well as the option to purchase new video game and DVD titles at a discounted price. We seek to provide our customers with a large selection of video game rental choices on a monthly subscription basis. Customers can sign-up via the web page to rent DVD and/or video games of their choice. The titles are then shipped to the customer via first class mail once they have made their selection(s). Active subscribers can retain the games for an indefinite amount of time as long as they are active paying subscribers. Customers can exchange their selections at anytime by returning their game(s) in the pre-addressed package provided.

     For the nine months ended September 30, 2004, we generated revenue in the amount of $157,386 and a net loss of $7,945,385. For the year ended December 31, 2003, we generated revenue in the amount of $143,421 and a net loss of $228,270. As a result of our substantial need for working capital and other factors, our auditors in their report dated April 12, 2004, have expressed substantial doubt about our ability to continue as going concern.

     Our principal offices are located at 1535 Blackjack Road, Franklin, Kentucky 42134, and our telephone number is 270-598-0385. We are a Nevada corporation.

The Offering

Common stock offered by selling stockholder    Up to 1,303,426,829 shares,
                                               including  up to 1,288,426,829
                                               shares of common stock
                                               underlying convertible
                                               debentures in the amount of
                                               $150,000 and up to 15,000,000
                                               issuable upon the exercise of
                                               common stock purchase warrants
                                               at an exercise price of $1.09
                                               per share, based on current
                                               market prices and assuming full
                                               conversion of the convertible
                                               debentures and the full
                                               exercise of the warrants
                                               (includes a good faith estimate
                                               of the shares underlying
                                               convertible debentures and
                                               shares underlying warrants to
                                               account for market
                                               fluctuations, and antidilution
                                               and price protection
                                               adjustments, respectively).
                                               This number represents 60.85%
                                               of our then current outstanding
                                               stock.

Common stock to be outstanding
after the offering                             Up to 647,201,665 shares
                                               assuming the full exercise of
                                               our warrants and conversion of
                                               our convertible debentures

Use of proceeds                                We will not receive any
                                               proceeds from the sale
                                               of the common stock.  However,
                                               we will receive up to
                                               $16,350,000 upon exercise of
                                               the warrants by the selling
                                               stockholder.  We expect to use
                                               the proceeds received from the
                                               exercise of the warrants, if
                                               any, for general working
                                               capital purposes. We received
                                               an aggregate of $150,000 in
                                               connection with the issuance of
                                               the convertible debenture to
                                               the selling stockholder.  We
                                               used the $150,000 for the
                                               general working capital
                                               purposes and the payment of
                                               professional fees.

Over-The-Counter Bulletin Board Symbol         GZFX

     The above information regarding common stock to be outstanding after the offering is based on 647,201,665 shares of common stock outstanding as of December 10, 2004 and assumes the subsequent conversion of our issued convertible debentures and exercise of warrants by our selling stockholder.

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. ("Golden Gate") on November 11, 2004 for the sale of (i) $150,000 in convertible debentures and (ii) warrants to buy 15,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants. The investors provided us with an aggregate of $150,000 as follows:

     - $100,000 was disbursed to us on November 11, 2004; and

     - $50,000 has been retained for services provided to our company by various professionals, which shall be disbursed upon effectiveness of this registration statement;

     The debentures bear interest at 4 3/4%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 110, less the product of the conversion price multiplied by 100 times the dollar amount of the debenture. The conversion price for the convertible debentures is the lesser of (i) $0.20, (ii) eighty two percent of the average of the thee lowest volume weighted average prices during the twenty (20) trading days prior to the conversion or
(iii) eighty two percent of the volume weighted average price on the trading day prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, in the event that our market price is less than $.015, we will have the option to prepay the debenture at 150% rather than have the debenture converted. If we elect to prepay the debenture, Golden Gate may withdraw its conversion notice. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 15,000,000 shares of common stock at an exercise price of $1.09 per share.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common
stock.   See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the convertible debentures.

                             RISK FACTORS

     This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We have a history of losses which may continue, requiring us to seek additional sources of capital which may not be available, requiring us to curtail or cease operations.

     We incurred net losses of $228,270 for the year ended December 31, 2003 and $885,163 for the year ended December 31, 2002. In addition, for the nine months ended September 30, 2004, we incurred a net loss of $7,945,385. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future.
If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. We will continue to incur losses until we are able to establish significant rentals of our DVDs and games over the Internet. Our possible success is dependent upon the successful development and marketing of our web site and products, as to which there is no assurance. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon us or may force us to reduce or curtail operations. In addition, we will require additional funds to sustain and expand our sales and marketing activities, particularly if a well-financed competitor emerges. Based on our current funding arrangement with Golden Gate, we do not anticipate that we will require additional funds to continue our operations for the next twelve months. In the event that our financing arrangement with Golden Gate is terminated or if we need additional financing, there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our Independent Auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

     In their report dated April 12, 2004, our independent auditors stated that our financial statements for the year ended December 31, 2003 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of cash flow constraint, an accumulated deficit of $8,785,833 at December 31, 2003 and recurring losses from operations. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net losses and stockholders' deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

If our efforts to attract subscribers are not successful, our revenues will be affected adversely.

     We must continue to attract and retain subscribers. To succeed, we must continue to attract a number of subscribers who have traditionally used video and game retailers, video and game rental outlets, cable channels, such as HBO and Showtime and pay-per-view.
Our ability to attract and retain subscribers will depend in part on our ability to consistently provide our subscribers a high quality experience for selecting, viewing or playing, receiving and returning titles. If consumers do not perceive our service offering to be of quality, or if we introduce new services that are not favorably received by them, we may not be able to attract or retain subscribers. If our efforts to satisfy our existing subscribers are not successful, we may not be able to attract new subscribers, and as a result, our revenues will be affected adversely.

If we experience excessive rates of subscriber churn, our revenues and business will be harmed.

     We must minimize the rate of loss of existing subscribers while adding new subscribers. Subscribers cancel their subscription to our service for many reasons, including a perception that they do not use the service sufficiently, delivery takes too long, the service is a poor value and customer service issues are not satisfactorily resolved. We must continually add new subscribers both to replace subscribers who cancel and to grow our business beyond our current subscriber base. If too many of our subscribers cancel our service, or if we are unable to attract new subscribers in numbers sufficient to grow our business, our operating results will be adversely affected. Further, if excessive numbers of subscribers cancel our service, we may be required to incur significantly higher marketing expenditures than we currently anticipate to replace these subscribers with new subscribers.

If we are unable to offset increased demand for DVDs or games with increased subscriber retention or operating margins, our operating results may be affected adversely.

     Subscribers to our service can view as many titles and/or play games as they want every month and, depending on the service plan, may have out between three and eight titles at a time. With our use of two shipping centers and the associated software and procedural upgrades, we have reduced the transit time of DVDs and games. As a result, our subscribers have been able to exchange more titles each month, which has increased our operating costs. As we establish additional shipping centers or further refine our distribution process, we may see a continued increase in usage by our subscribers. If our subscriber retention does not increase or our operating margins do not improve to an extent necessary to offset the effect of increased operating costs, our operating results will be adversely affected.

     In addition, subscriber demand for titles may increase for a variety of other reasons beyond our control, including promotion by studios and seasonal variations in movie watching. Our subscriber growth and retention may be affected adversely if we attempt to increase our monthly subscription fees to offset any increased costs of acquiring or delivering titles and games.

If our subscribers select titles that are more expensive for us to acquire and deliver more frequently, our expenses will increase.

     Certain titles cost us more to acquire depending on the source from whom they are acquired and the terms on which they are acquired. If subscribers select these titles more often on a proportional basis compared to all titles selected and other DVD or game acquisition expenses could increase, and our gross margins could be adversely affected.

If our efforts to build strong brand identity and improve subscriber satisfaction and loyalty are not successful, we may not be able to attract or retain subscribers, and our operating results will be affected adversely.

     The GameZnFlix brand is young, and we must continue to build strong brand identity. To succeed, we must continue to attract and retain a number of owners of DVD and video game players who have traditionally relied on store-based rental outlets and persuade them to subscribe to our service through our Web site. We may be required to incur significantly higher advertising and promotional expenditures than we currently anticipate to attract numbers of new subscribers. We believe that the importance of brand loyalty will increase with a proliferation of DVD and game subscription services and other means of distributing titles. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract and retain subscribers will be affected adversely.

If we are unable to manage the mix of subscriber acquisition sources, our subscriber levels may be affected adversely and our marketing expenses may increase.

     We utilize a mix of incentive-based and fixed-cost marketing programs to promote our service to potential new subscribers. We obtain a portion of our new subscribers through our online marketing efforts, including third party banner ads, direct links and our active affiliate program. While we opportunistically adjust our mix of incentive-based and fixed-cost marketing programs, we attempt to manage the marketing expenses to come within a prescribed range of acquisition cost per subscriber. To date, we have been able to manage our acquisition cost per subscriber; however, if we are unable to maintain or replace our sources of subscribers with similarly effective sources, or if the cost of our existing sources increases, our subscriber levels may be affected adversely and our cost of marketing may increase.

If we are unable to continue using our current marketing channels, our ability to attract new subscribers may be affected adversely.

     We may not be able to continue to support the marketing of our service by current means if such activities are no longer available to us or are adverse to our business. In addition, we may be foreclosed from certain channels due to competitive reasons. If companies that currently promote our service decide to enter our business or a similar business, we may no longer be given access to such channels. If the available marketing channels are curtailed, our ability to attract new subscribers may be affected adversely.

If we are unable to compete effectively, our business will be affected adversely.

     The market for in-home filmed entertainment and gaming products is intensely competitive and subject to rapid change. Many consumers maintain simultaneous relationships with multiple in-home entertainment providers and can easily shift spending from one provider to another. For example, consumers may subscribe to HBO, rent a DVD or game from Blockbuster, buy a DVD or game from Wal-Mart and subscribe to our service, or some combination thereof, all in the same month. Competitors may be able to launch new businesses at relatively low cost. DVDs and game rentals represent only one of many existing and potential new technologies for viewing filmed entertainment or playing games. If we are unable to successfully compete with current and new competitors and technologies, we may not be able to achieve adequate market share, increase our revenues or maintain profitability. Our principal competitors include, or could include:

     - video and game rental outlets, such as Blockbuster and Hollywood Entertainment;

     - movie and game retail stores, such as Best Buy, Wal-Mart and Amazon.com;

     - Subscription entertainment services, such as HBO and Showtime;

     - pay-per-view services;

     - online DVD and game sites, such as FilmCaddy.com and Walmart.com;

     - Internet movie providers, such as Movielink, CinemaNow.com and MovieFlix;

     - cable providers, such as AOL Time Warner and Comcast; and

     - direct broadcast satellite providers, such as DIRECTV and Echostar.

     Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Some of our competitors have adopted, and may continue to adopt, aggressive pricing policies and devote substantially more resources to marketing and Web site and systems development than we do. The rapid growth of our online entertainment subscription business since our inception may attract direct competition from larger companies with significantly greater financial resources and national brand recognition. In 2003, Wal-Mart's online affiliate Walmart.com launched an online DVD subscription service, Wal-Mart DVD Rentals. Likewise, Blockbuster acquired an online DVD subscription service, FilmCaddy.com. We also compete with Netflix.com, an online DVD rental service. Increased competition may result in reduced operating margins, loss of market share and reduced revenues. In addition, our competitors may form or extend strategic alliances with studios and distributors that could adversely affect our ability to obtain titles on favorable terms.

If we experience delivery problems or if our subscribers or potential subscribers lose confidence in the U.S. mail system, we could lose subscribers, which could adversely affect our operating results.

     We rely exclusively on the U.S. Postal Service to deliver DVDs and games from our shipping centers and to return DVDs and games to us from our subscribers. We are subject to risks associated with using the public mail system to meet our shipping needs, including delays caused by bioterrorism, potential labor activism and inclement weather. Our DVDs and games are also subject to risks of breakage during delivery and handling by the U.S. Postal Service. The risk of breakage is also impacted by the materials and methods used to replicate our DVDs and games. If the entities replicating our DVDs and games use materials and methods more likely to break during delivery and handling or we fail to timely deliver DVDs and games to our subscribers, our subscribers could become dissatisfied and cancel our service, which could adversely affect our operating results. In addition, increased breakage rates for our DVDs and games will increase our cost of acquiring titles.

If we are required to incur expenditures as a result of indemnification of our directors, officers or employees for any reason our net income will decrease as a result of increase expenses.

     Our articles of incorporation include provisions to the effect that we may indemnify any director, officer, or employee. In addition, provisions of Nevada law provide for such indemnification. Any indemnification of directors, officer, or employees, could result in substantial expenditures being made by our company in covering any liability of such persons or in indemnifying them.

Risks Relating to Our Current Financing Arrangement:

There Are a large number of shares underlying our convertible debentures, and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

     As of December 13, 2004, we had 647,201,665 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 997,097,561 shares of common stock at current market prices, and outstanding warrants to purchase 15,000,0000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The continuously adjustable conversion price feature of our convertible debentures could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders.

     Our obligation to issue shares upon conversion of our convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of Janaury 12, 2005 of $0.02.



                                                                Number                   % of
% Below          Price Per           With Discount            of Shares               Outstanding
 Market            Share                at 18%                 Issuable                 Stock
25%              $.015               $.012                   1,360,000,000            67.76%
50%              $.010               $.008                   2,047,500,000            75.98%
75%              $.005               $.004                   4,110,000,000            86.40%



     As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The continuously adjustable conversion price feature of our convertible debentures may encourage investors to make short sales in our common stock, which could have a depressive effect on the price of our common stock.

     The convertible debentures are convertible into shares of our common stock at a 18% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The issuance of shares upon conversion of the convertible debentures and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

     The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 9.9% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In The Event That Our Stock Price Declines, The Shares Of Common Stock Allocated For Conversion Of The Convertible Debentures and Registered Pursuant To This Prospectus May Not Be Adequate And We May Be Required to File A Subsequent Registration Statement Covering Additional Shares. If The Shares We Have Allocated And Are Registering Herewith Are Not Adequate And We Are Required To File An Additional Registration Statement, We May Incur Substantial Costs In Connection Therewith.

     Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the convertible debentures, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the convertible debentures. We have allocated and registered 1,288,426,829 shares to
cover the conversion of the convertible debentures.   In the event
that our stock price decreases, the shares of common stock we have allocated for conversion of the convertible debentures and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If We Are Required for any Reason to Repay Our Outstanding
Convertible Debentures, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Convertible Debentures, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

      In November 2004, we entered into a Securities Purchase Agreement for the sale of an aggregate of $150,000 principal amount of convertible debentures, which are presently outstanding. The convertible debentures are due and payable, with 4 _% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default could require the early repayment of the convertible debentures at a price equal to 125% of the amount due under the debentures. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

Risks Relating to Our Common Stock:

If We Fail to Remain Current on Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

     Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Directors and Executive Officers Beneficially Own Approximately 28% of Our Stock; Their Interests Could Conflict with Yours;
Significant Sales of Stock Held by Them Could Have a Negative Effect on Our Stock Price; Stockholders May be Unable to Exercise Control.

     As of December 10, 2004, our executive officers, directors and affiliated persons beneficially owned approximately 28% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

     - elect or defeat the election of our directors;

     - amend or prevent amendment of our articles of incorporation or bylaws;

     - effect or prevent a merger, sale of assets or other corporate transaction; and

     - control the outcome of any other matter submitted to the stockholders for vote.

     As a result of their ownership and positions, our directors and executive officers collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes
Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     - that a broker or dealer approve a person's account for transactions in penny stocks; and

     - the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     - obtain financial information and investment experience objectives of the person; and

     - make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     - sets forth the basis on which the broker or dealer made the suitability determination; and

     - that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                               USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants in the amount up to $16,350,000 and we received an aggregate of $150,000 in connection with the issuance of the convertible debenture to the selling stockholder. We have used the $150,000 for the general working capital purposes and the payment of professional fees. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is quoted on the OTC Bulletin Board under the symbol "GZFX". Our common stock began trading on the Over the Counter Bulletin Board under the symbol "SYCD". With the change in our name to "Point Group Holdings, Incorporated", the symbol changed to "PGHI" on December 13, 2002. The symbol was changed to "GZFX" effective on February 6, 2004 with the change in our name to "GameZnFlix, Inc." For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Quarter Ended                 High ($)                     Low ($)

December 31, 2004             .04                           .01
September 30, 2004            .11                           .01
June 30, 2004                 .17                           .01
March 31, 2004                .18                           .01
December 31, 2003             .004                          .043
September 30, 2003            .007                          .001
June 30, 2003                 .01                           .0001
March 31, 2003                .004                          .0001
December 31, 2002             .004                          .0001
September 30, 2002            .0001                         .006
June 30, 2002                 .001                          .0001
March 31, 2002                .001                          .0001

     In February 2004, we were approved to trade shares on the Third Market Segment of the Berlin Stock Exchange under the trading symbol of "PQJ.BE. We were also approved to trade shares on the Third Market Segment of the Frankfurt Stock Exchange under the trading symbol of "PQJ.FSE".

HOLDERS

     As of January 12, 2005, we had approximately 300 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Interwest Transfer Company, Inc., 1981 East Murray Holiday Road, Salt Lake City, Utah 84117.

     We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS

     Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

     - discuss our future expectations;

     - contain projections of our future results of operations or of our financial condition; and

     - state other "forward-looking" information.

     We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview.

     Our company, through our website www.gameznflix.com, is an on-line video game and DVD movie rental business dedicated to providing customers a quality rental experience. We offer customers a reliable, web-based alternative to traditional store-based DVD and gaming rentals on a national scale. Our service is an alternative to store-based gaming rentals as we offer a high level of customer service, quality titles, and superior product availability.

     In March 2004, we launched our website,
http://www.gameznflix.com, and began operating in the online DVD and video game rental industry. In conjunction with the website launch, we also launched a national television ad campaign designed to create awareness among our target consumers and to generate traffic to the website. In May 2004, we launched the second phase of the television ad campaign. This second phase is more narrowly designed to attract the core consumer to our products.

     We believe that our planned growth and profitability will depend in large part on our ability to promote our services, gain clients and expand our relationship with current clients. Accordingly, we intends to focus our attention and investment of resources in marketing, strategic partnerships and development of our client base. If we are not successful in promoting our services and expanding our client base, this may have a material adverse effect on our financial condition and the ability to continue to operate the business.

Results of Operations - Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

Revenues

     We reported $157,386 in revenues for the nine months ended September 30, 2004 compared to $121,270 for the nine months ended September 30, 2003, an increase of $36,116 or approximately 30%. We reported revenues of $99,683 for the three months ended September 30, 2004 compared to $42,540 for the three-months ended September 30, 2003, an increase of $57,143 or approximately 133%. These increases in revenues were due to the change in business focus from consulting services to DVD and video game rentals. For the three and nine months ended September 30, 2004, we primarily spent our efforts on redesigning our website and developing our marketing campaign which in effect resulted in an overall decrease in gross income as compared to the prior periods.

Advertising

     Advertising expenses were $402,907 and $2,077,609 for the three and nine months, respectively, ended September 30, 2004 compared to zero for the three and nine months ended September 30, 2003. Advertising expenses increased as result of the marketing campaign through television advertising and is anticipated to continue at similar levels for the next three to six months and reduce to approximately 50% of current levels.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses were $719,554 for the nine months ended September 30, 2004 compared to $88,026 for the nine months ended September 30, 2003, an increase of $631,528 or approximately 720%. These expenses were $223,710 for the three months ended September 30, 2004 compared to $81,753 for the three months ended September 30, 2003, an increase of $141,957 or approximately 174%. These increases in these expenses are primarily due to salaries and website development costs. We believe selling, general and administrative expenses will continue at such levels due to anticipated growth in the next six to twelve months.

     The numbers for the three and nine months ended September 30, 2003 were restated from $42,788 and $49,061, respectively, as reported in the September 30, 2003 Form 10-QSB due to a reclassification of compensation ($38,965) to selling, general and administrative expenses.

Consulting Fees

     Consulting fees was $4,893,002 for the nine months ended
September 30, 2004 compared to $92,575 for the nine months ended September 30, 2003, an increase of $4,800,427 or approximately
5,180%. These expenses were $2,511,727 for the three months ended September 30, 2004 compared to $25,000 for the three months ended September 30, 2003, an increase of $2,486,727 or approximately
9,950%. These increases in consulting fees are due primarily to hiring of business consultants to develop our business model for the launching of the DVD movie and video game on-line rental service. We believe that such expenses will continue for the next three months since, as of September 30, 2004, prepaid consulting expenses approximating $1,175,000 will be expensed within the next three months.

Professional Fees

     Professional fees were $233,586 for the nine months ended September 30, 2004 compared to $13,771 for the nine months ended September 30, 2003, an increase of $219,815 or approximately 1,590%. Professional fees were $74,414 for the three months ended September 30, 2004 compared to $12,286 for the three months ended September 30, 2003, an increase of $62,128 or approximately 505%. These increases are primarily due to the retaining of attorneys and accountants for purpose of beginning operations of the DVD and video game rental online service and complying with Securities and Exchange Commission regulations relating to review and reporting requirements.

Net Loss

     We reported a net loss of $7,945,385 for the nine months ended September 30, 2004 compared to a net profit of $217,000 (which was due primarily to the forgiveness of debt by shareholders) for the nine months ended September 30, 2003, a change of $8,162,385. We reported a net loss of $3,223,792 for the three months ended September 30, 2004 compared to a net loss $76,499 for the three months ended September 30, 2003, an increase of $3,147,293 or approximately 4,141%. These changes were due to the factors described above. We believe that such losses will continue for at least the next six to twelve months as it continues the marketing campaign and brand recognition of "GameZnFlix" to the general public and targeted consumers.

Results of Operations - Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

Revenues

     We generated $143,421 in revenue for the twelve months ended December 31, 2003, and $202,234 for the twelve-month period ended December 31, 2002. This represents an approximate 30% decrease for the twelve months period. The decreased revenue was due to the consulting services ending to various businesses. The cost of revenues for the twelve months ended December 31, 2003 was $15,976 compared to the $99,451 for the same period ending December 31, 2002. This represents an approximate decrease of 600% for the twelve-month period. The decrease in the cost of goods sold was due to management deferring salaries and wages during the twelve-month period. This resulted in a twelve-month gross profit of $127,445 for the twelve period ended December 31, 2003, and $102,693 for the twelve-month period ended on December 31, 2002. This represents an approximate 124% increase in gross profit.

Expenses

     Total expenses for the twelve months ended December 31, 2003 was $1,313,255, while the same expenses for the same period ended December 31, 2002 totaled $656,977. This represents an increase of approximately 200% for this period over the same period last year. For the twelve months ended December 31, 2003, selling, general and administrative expenses totaled $95,600, compared to $109,468 for the twelve months ended December 31, 2002. This reflects a decrease of approximately 14%. The decrease in these expenses is due primarily to the reduction in advertising and marketing services and interest on loans in the subsidiaries.

     For the twelve months ended December 31, 2003, consulting fees totaled $889,793, compared to $57,385 for the twelve months ended December 31, 2002. This reflects in an increase of a 1,550%. This increase in these expenses is due primarily to hiring of business consultants to develop the Registrant's business model for the launching of the DVD movie and video game on-line rental service.

     We incurred professional fees expense charges of $165,521 in the twelve months ended December 31, 2003, compared with charges of $116,809 in the same period ended December 31, 2002. This represents an increase of 142% for this period over the same period last year. The increase in these expenses is due to legal and accounting fees of the acquisition of VeeGeeZ.com, LLC, and on going fees required of the Registrant being a fully reporting on the Over the Counter Bulletin Board.

Depreciation and Amortization

     Depreciation and amortization for the year ended December 31, 2003 was $33,016 compared to zero for the fiscal year ended December 31, 2002. The increase was due to an overall increase in depreciable fixed assets of approximately $64,000 as result of purchases made during 2003.

Interest Expense

     We incurred interest expense of $21,161 during the fiscal year ended December 31, 2003, compared with of $362,848 in the fiscal year ended December 31, 2002, a decrease of approximately 94%. The decrease was primarily due to an overall reduction of interest bearing related liabilities by approximately $1,044,000. This reduction was primarily a result of $963,000 in debt extinguishments during 2003.

Extinguishment of Debt

     In January 2003, note holders forgave debts and interest accrued in the amount of $268,132.

     In May 2003, we ceased operation of Prima International, LLC, one of our wholly owned subsidiaries. The loan payable to Prima of $6,300 was forgiven and we recognized a gain from forgiveness of debt of $6,300.

     In December 2003, management determined that accrued payables in the amount of $688,188, relating to activities prior to Syconet's merger with our company, are of questionable validity. No demands have been made of current management or the prior management group, and our records do not provide sufficient information to confirm any amounts due. The amount has been credited to extraordinary gain on extinguishment of debt in the current year.

Net Operating Loss

     We reported a net operating loss of $1,185,810 for the twelve months ended December 31, 2003. This is compared to a net operating loss of $554,284 for the same period ended December 31, 2002, which was due primarily to the increased use of outside business consultants. We reported a net loss of $228,270 for the period ending December 31, 2003. This is compared to the net loss of $885,163 for same period ended December 31, 2002, the decrease is due to the recovery from extinguishment of debt from the prior entity known as Syconet.com.

Income Tax Benefit

     At December 31, 2003, we had net operating loss carryforwards totaling approximately $8,700,000, which may provide future tax benefits. The carryforwards begin to expire in fiscal year 2017. Because of ownership changes nearly all of this net operating loss carry forward may be limited for use by us due to provisions of the Internal Revenue Code. We have not recognized any of this limited tax benefit as an asset due to the uncertainty of future income.

Operating Activities

     The net cash used by operating activities was $2,068,793 for the nine months ended September 30, 2004 compared to $95,966 for the nine months ended September 30, 2003 (changed from $(14,556) as reported in the September 30, 2003 Form 10-QSB due to a reclassification of increase in notes payable ($81,410) to financing activities), an increase of $1,972,827 or approximately 2,055%. A significant portion of cash used in the most recent nine months was attributed to marketing and professional expenses related to developing, launching and marketing the on-line rental of DVD's and games.

     The net cash used by operating activities was $20,207 for the year ended December 31, 2003 compared to $278,532 for the year ended December 31, 2002, a decrease of $258,325 or approximately 28%. A significant portion of cash used in the most recent year was attributed to shares issued for legal and consulting services.

Liquidity and Capital Resources.

     As of September 30, 2004, we had total current assets of $1,776,764 and total current liabilities of $1,273,269, resulting in a working capital surplus of $503,495. We expect to be able to
continue in operations for    six months.  This date will be extended
once Golden Gate is able to exercise its warrants being registered in this registration statement.

     We incurred significant losses and negative cash flows from operations for the last two years; however we have been successful in obtaining cash resources through private placements and the exercise of options. Financing activities provided cash of $2,471,271 during the nine months ended September 30, 2004 compared to $81,410 for the nine months ended September 30, 2003, an increase of $2,389,861 or approximately 2,930%. Financing activities for 2004:

     - we commenced a private placement on November 29, 2003 and sold 18,989,970 shares of common stock from that date to September 1, 2004 to 112 investors (89 of which are accredited) for a total consideration of approximately $641,285.

     - we commenced a private placement on September 24, 2004 and sold 384,615 shares of common stock from that date to September 30, 2004 to 1 investor (who was accredited) for a total consideration of $5,000.

     - from February 18, 2004 to August 31, 2004, options covering approximately 67,042,000 shares of common stock were exercised (average of $0.041 per share) into free trading stock under our Stock Incentive Plan, resulting in proceeds to us of approximately $2,764,000.

     Our continued operations, as well as the implementation of our business plan, will depend upon our ability to raise additional funds through bank borrowings and equity or debt financing. Our ability to continue as a going concern is dependent on additional sources of capital and the success of our business plan. In connection with our need for funding, we have entered into a financing arrangement with Golden Gate Investors. We entered into a Securities Purchase Agreement with Golden Gate on November 11, 2004 for the sale of (i) $150,000 in convertible debentures and (ii) warrants to buy 15,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants.

The investor provided us with an aggregate of $150,000 as follows:

     - $100,000 was disbursed to us on November 11, 2004; and

     - $50,000 has been retained for services provided to our company by various professionals, which shall be disbursed upon effectiveness of this registration statement;

     The debentures bear interest at 4 3/4%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 110, less the product of the conversion price multiplied by 100 times the dollar amount of the debenture. The conversion price for the convertible debentures is the lesser of (i) $0.20, (ii) eighty two percent of the average of the thee lowest volume weighted average prices during the twenty (20) trading days prior to the conversion or
(iii) eighty two percent of the volume weighted average price on the trading day prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, in the event that our market price is less than $.015, we will have the option to prepay the debenture at 150% rather than have the debenture converted. If we elect to prepay the debenture, Golden Gate may withdraw its conversion notice. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 15,000,000 shares of common stock at an exercise price of $1.09 per share.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common stock.

     If funding is insufficient at any time in the future, we may not be able to take advantage of business opportunities or respond to competitive pressures, or may be required to reduce the scope of our planned product development and marketing efforts, any of which could have a negative impact on its business and operating results. In addition, insufficient funding may have a material adverse effect on our financial condition, which could require us to:

     - curtail operations significantly;

     - sell significant assets;

     - seek arrangements with strategic partners or other parties that may require the company to relinquish significant rights to products, technologies or markets; or

     - explore other strategic alternatives including a merger or sale of the company.

     To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on our operations. Regardless of whether our cash assets prove to be inadequate to meet our operational needs, we may seek to compensate providers of services by issuance of stock in lieu of cash, which may also result in dilution to existing shareholders.

Inflation

     The impact of inflation on our costs and the ability to pass on cost increases to its customers over time is dependent upon market conditions. We are not aware of any inflationary pressures that have had any significant impact on our operations over the past quarter, and the company does not anticipate that inflationary factors will have a significant impact on future operations.

Other

     We do not provide post-retirement or post- employment benefits requiring charges under Statements of Financial Accounting Standards No. 106 and No. 112.

Critical Accounting Policies

     The SEC has issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), suggesting companies provide additional disclosure and commentary on their most critical accounting policies. In FRR 60, the SEC has defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, the Registrant's most critical accounting policies include: (a) use of estimates in the preparation of financial statements; (b) non-cash compensation valuation; (c) revenue recognition; and (d) impairment of long-lived assets. The methods, estimates and judgments the Registrant uses in applying these most critical accounting policies have a significant impact on the results the Registrant reports in its financial statements.

Use of Estimates in the Preparation of Financial Statements

     The preparation of these financial statements requires our company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to revenue recognition and concentration of credit risk. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Non-Cash Compensation Valuation

     We intend to issue shares of common stock to various individuals and entities for management, legal, consulting and marketing services. These issuances will be valued at the fair market value of the services provided and the number of shares issued is determined, based upon the open market closing price of common stock as of the date of each respective transaction. These transactions will be reflected as a component of selling, general and administrative expenses in our statement of operations.

Revenue Recognition

     Consulting revenue is recognized when the services are rendered. Video game subscription revenues are recognized when billed. Customers are required to authorize a monthly automatic charge to a major credit card. Because of this, the billing and receipt of revenue occur simultaneously. Subscribers pay on a monthly basis and may cancel service at anytime. The cost of services, consisting of staff payroll, outside services, equipment rental, communication costs and supplies, is expensed as incurred.

Impairment of Long-Lived Assets

     We review our long-lived assets and intangibles periodically to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future cash flows be less than the carrying value, we would recognize an impairment loss. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets and intangibles.

                               BUSINESS

Business Development

     We were formed in Delaware in June 1997 under the name SyCo Comics and Distribution Inc., which was the successor to a limited partnership named SyCo Comics and Distribution formed under the laws of the Commonwealth of Virginia on January 15, 1997 by Sy Robert
Picon and William Spears, the former co-founders and principal shareholders of our company. On February 17, 1999, SyCo Comics and Distribution Inc. changed its name to Syconet.com, Inc., the authorized common stock was increased to 500,000,000 and changed it domicile from Delaware to Nevada with the filing of Articles of
Merger with the Nevada Secretary of State on April 12, 2002.   On
November 21, 2002, we amended our articles of incorporation changing our name to Point Group Holdings, Incorporated. On March 5, 2003, we amended our articles of incorporation so that an increase in our authorized capital stock can be approved by the board of directors without shareholder consent and a decrease in our issued and outstanding common stock (a reverse split) can be approved by the board of directors without shareholder consent. On July 11, 2003, we amended our articles of incorporation to increase our authorized common stock to 900,000,000. On September 25, 2003, we acquired VeeGeeZ.com, LLC, a California limited liability company ("VeeGeeZ"). The change in our name to GameZnFlix, Inc. was done in order to reflect the direction of our company into the entertainment DVD and video game rental market. On January 26, 2004, the name of our company was changed to "GameZnFlix, Inc" by the filing of amended articles of incorporation. On December 16, 2004, we amended our articles of incorporation to increase the number of authorized common shares to 2,000,000,000.

     During the period of July 2002 to September 2002, we acquired two companies, AmCorp Group, Inc., a Nevada Corporation, and Naturally Safe Technologies, Inc. also a Nevada corporation, which are currently not operating. Amcorp provided services to companies that desired to be listed on the OTCBB and Naturally Safe held patents on a product assisted Christmas trees in retaining water. During the fiscal year ended December 31, 2002, Amcorp generated 26% of our total revenues and Naturally Safe generated approximately 74% of our revenues. During the fiscal year ended December 31, 2003, Amcorp generated 2% of our total revenues and Naturally Safe generated approximately 88% of our revenues. In May 2003, we ceased operation of Prima International, LLC, a wholly subsidiary of Naturally Safe.

Our Business

     Veegeez.com provided its subscribers with access to its video game library. In March 2004, we commenced operations of the www.gameznflix website and all traffic was redirected to www.gameznflix.com. In May 2004, the veegeez web site ceased operations and all traffic has been directed to the www.gameznflix.com web site.

     We currently provide subscribers with access to a comprehensive library of Xbox, Playstation 2, Playstation, and Nintendo Gamecube titles and DVDs. We believe our service is an alternative to store based gaming rentals and that we offer a high level of customer service, quality titles and product availability. The subscription plans allow subscribers to have three to eight titles out at the same time with no due dates, shipping charges or late fees for $17.25 per month to $222.00 annual membership. Subscribers can enjoy as many titles as they wish during their subscription time. Games and DVDs are selected on our website www.gameznflix.com via the queue system. The games and DVDs are shipped by first-class mail and can be returned to us at their convenience using the enclosed prepaid mailer. When a game and DVD has been returned, the subscriber's next available selection is mailed to them.

     Our management believes that we are in a good position to take advantage of the following market conditions:

     - start-up opportunities exist in the on-line video game rental business;

     - the need for use of efficient distribution and financial methods;

     - under-served market that has growth opportunity;

     - existing video game rental companies' uneven track record in providing customer service.

     Our internally developed software enables us to customize our website for each of our subscribers. Since our software is internally developed, our web site is easily changed and expanded to meet customer needs and provide vital business information. Our online interface with customers eliminates the need for costly retail outlets and allows us to serve a national customer base with low overhead costs.

     We currently provide rental services to our subscribers. In addition, we also sell new titles to our subscribers as well as non-members visiting our web site. Plans are in place to expand and provide sales of used DVD titles at a discounted price and new video gaming accessories. The development of this portion of the website is nearly completed. Management believes by adding these additional services we will be able to complement our rental service by increasing cash flow and capitalizing on impulse sales to our current subscribers.

     We seek to provide our customers with a large selection of video game rental and DVD movie choices on a monthly subscription basis. Customers can sign-up via the web page to rent video games of their choice. The titles are then shipped to the customer via first class mail once they have made their selection(s). Active subscribers can retain the games for an indefinite amount of time as long as they are active paying subscribers. Customers can exchange their selections at anytime by returning their game(s) in the pre-addressed package provided.

Product and Service Description

     We offer both DVD movie, video game rental services and the ability to purchase new DVD movie and video game titles to our subscribers. In addition, we also sell new DVD movie and video game titles to our non-members. Members can choose from rental packages of three to eight titles outstanding at one time on a monthly subscription basis with unlimited replacement of products as long as they are an active subscriber. For the period of April 2004 through December 2004, the average number of active subscribers per month has been 2,052. To date, the amount of revenues that have been generated from these subscriptions has been a total of $258,189. Plans are priced at $17.25 for three titles package and increase by $5.00 for each package. Applicable tax is also collected for California residents.

     We currently own approximately 10,270 titles and approximately 46,815 copies. In March 2004, we signed a supply agreement with an entertainment distributor. The supply agreement is designed to enable us to access the most current DVD and video game titles for purposes of meeting rental requests. We own all titles that are rented to our subscribers. We purchase titles based on membership request for a title. We are building the inventory based on membership requests. We purchase our inventory from Ingram Entertainment, Inc. for cash.

     Our proprietary queue system and dynamic web server based database system automatically select the next game a customer receives based on factors such as the subscriber's next game preferences, game availability, length of time a subscriber has been with us, and the subscriber's subscription plan level.

     All products sold, DVD's and games, are offered to current subscribers at a 10% discount. In the future, used DVD's will be sold and will be priced based on the length of time the game has been in service, the current market rate (as determined by on-line sites like Amazon.com, and EBGames.com), and customer demand to maximize profit. For example, most new games are sold for $49.99 at retail stores and for $49.99 plus shipping from on-line stores. GameZnFlix offers the games at a price of $46.99 plus shipping charges paid by the customer.

     Like some of our competitors, we offer a toll free customer service phone number 12 hours per day, five days per week (Monday - Friday). We also take customer inquiries and requests via our e-mail address and maintain a policy to answer each e-mail within 24 - 48 hours.

Competition

Game Rentals.

     Our competition for game rentals comes in two main forms:

     - Chain rental stores - Our indirect competitors include traditional retail stores that offer video game rentals such as Blockbuster, Hollywood Video, and other national and local video rental stores. These companies are formidable, established competitors for video game rentals. The primary business of these companies is for the renting of movies and not video games. Additionally, late returns are assessed stringent daily late fees by some of these chain rental stores for relatively short rental periods.

     - Online competitors - Currently there are approximately 12 direct competitors that provide online video game rentals. Some of our competitors include AngelGamer.com, DVDAvenue.com, Gamez2go.com, Govojo.com, Midwest-games.com, RedOctane.com, Rent-a-realm.com, Gamefly.com, and Videogamealley.com. Each of these competitors offers rental packages on a monthly subscription basis with offerings of one to eight games available at varying prices.

     We compete on product availability, customer service and product availability information.

DVD Rentals

     Our competition for DVD rentals comes in the following forms:

     - Chain rental stores - there are a number of retail stores located across the country that rent DVDs. These retail stores have a national image, high volume, multiple locations and general familiarity.

     - Other local video rental stores - the number and size of these competitors varies, but is not substantial. They are competing against the chains in an attempt to offer lower prices and a more customer friendly staff. They offer a certain amount of customer service, as this is their only business as compared to the chain rental stores.

     - Online competitors - the number of online competitors is growing. Management is aware of 12 other online services, such as NetFlix.com (the dominant force in this sector).
       Competitors vary in their service offerings.

     In summary, management believes that in order to be successful we must provide our subscribers with the best possible renting experience and a willingness to develop a long-standing relationship. We must offer a high level of customer service, reliable product availability, and a responsive and efficient web site to deliver the service.

Sale of DVD's and Games

     We offer for sale new DVD and video games, and video game system accessories such as controllers, memory cards, and cables. The offering of these products for sale have been integrated with the existing website. Management believes these new offerings will complement the current rental service as many of our subscribers have indicated that they rent games to decide which games they would like to buy in the future.

     Chain rental stores and other local rental stores also sell
DVD's. In addition, DVD's are sold by large retailers, including Wal Mart, Target, and Best Buy. We are not aware of any other online rental service that also sells DVD's and games.

Fulfillment

     In April 2004, we retained the services of National Fulfilment, Incorporated with locations in Nashville, Tennessee and Los Angeles, California to assume our fulfilment operations. National Fulfilment provides shipping, receiving and inventory control for our company and we are billed weekly for services rendered. The California location services the subscriber base West of the Rocky mountains, while the Tennessee location services the subscriber base to the East of the Rocky mountains. Delivery of the video game discs and DVDs will be provided by first class mail. The average cost of delivery for the shipment is $1.20. The delivery of each subsequent game costs $0.60 for shipment to the customer and $0.60 for each return.

National Fulfillment processes each of our orders.

Technology

     All orders are taken by credit card via our web site at GameZnFlix.com and processed through Authorize Net software and our Humboldt Bank merchant account. Data resulting from customer sales transactions is transferred to our proprietary webserver based database system. This database system provides the necessary information for accounting, sales, customer service, inventory management, and marketing information needs and is accessible directly through any internet connection.

Marketing

     Our target market for games is the hard core gamer that purchases and rents games on a regular basis. We will also target the DVD movie rental market similar to NetFlix.com and Blockbuster.com. We are targeting subscribers of other services through our affiliate program, which is a commission based referral program that is administered through Commission Junction and our own affiliate tracking software. Participants of the affiliate program can receive up to $70.00 for each new subscriber sale.

     Since the target market for our game rentals is already renting games from traditional rental stores, the most important market needs are a higher level of support and service, a greater value for the money they spend, and greater product availability. One of the key points of our strategy is the focus on hard-core gamers that know and understand these needs and are looking to pay less, and spend less time to have them filled.

     We believe the most obvious and important trend in the market is an increase in the number of people playing video games. A second trend is that, in management's opinion. video game players are becoming more and more unsatisfied with the current video game rental stores due to late fees, short rental times and a general lack of customer service support are all strong reasons why video game players are looking for an alternative.

     We believe a third trend is ever-greater connectivity, with more people getting onto the Internet and purchasing more items over the Internet. Items such as computer hardware, apparel, consumer electronics, office supplies, toys, movies and video games are all seeing what we believe is an increasing numbers of online sales.

     An estimated 15% of our current subscriber base is college students. Advertisement in school newspapers, on college websites, and other advertising media will be placed at college campuses in targeted cities.

     In February 2004, we retained the services of AdSouth Partners, Inc., a national ad agency, to assist in the launch and marketing of our website http://www.gameznflix.com. Through AdSouth Partners, Inc., we have begun a direct television response advertising campaign that covers 13 different national television channels by use of five different commercials, starring Dennis Coleman (a television and movie actor) and Ben Curtis (the former star of Dell television commercials). The current television ad campaign will cover the period from April 2004 to February 2005 on a monthly basis, and the advertising has all been prepaid. The last advertisement in this campaign will be a commercial to be aired during the 4th quarter of the upcoming Super Bowl on three local television stations.

     The initial marketing program consisted of Internet search engine and directory placement. An initial $500.00 was spent to subscribe to the five major search engines such as Yahoo.com. This program is intended to increase awareness of our services and direct potential customers to our websites. Achievement should be measured by click-through rates from these services.

     Pay-per-click advertising services through the major search engines are also another part of our current marketing program. A budget of $10,000 per month has been established to increase click-through rates. This service is much more targeted than regular search engine placement. The service works by bidding to be placed on the top of the page for key search terms such as video game rental, or online video game rentals. If our bid is one of the three highest bids, we are placed at the top of all search engine pages that subscribe to this service.

     Another key marketing program is banner advertising. An initial budget of $65,000 per month will be used and will be initiated once funding has been garnered. The program is intended to markedly increase our subscriber base, as we will reach a much larger number of potential subscribers. Achievement should be measured by the increase in subscribers.

Research and Development

     During the fiscal year ended December 31, 2003, we have engaged in research and development activities, including the development of online games. The portion of our operating costs that is allocable research and development is immaterial.

Strategy and Implementation Summary

     In order to successfully implement our business plan, we must:

     - emphasize service and support;

     - differentiate itself from the competition;

     - establish our service offering as a clear and viable alternative to time period rentals;

     - build a relationship-oriented business;

     - become subscribers video game rental site of choice; and

     - ensure that all orders are delivered timely and accurately.

Employees

     We currently have five employees and two paid consultants. Our employees and consultants operate in the following areas:

     - Purchasing (1 Employee)
     - Sales & Marketing ( 1 Consultant)
     - Affiliate Program (1 Consultant)
     -General Business Operations and Management (3 Employees)
     - WebSite operations (1 Employee)

                           DESCRIPTION OF PROPERTIES

     We currently own approximately $297,000 in equipment and furniture, which is principally comprised of computers and related software.

     Our corporate office is located in Franklin, Kentucky at the president's home-based office.  We do not pay rent for these
facilities.   Our principal executive offices are located at 1535
Blackjack Road, Franklin, Kentucky 42134, and our telephone number is 270-598-0385.

                            LEGAL PROCEEDINGS

     From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We may become involved in material legal proceedings in the future.

                               MANAGEMENT

                  DIRECTORS AND EXECUTIVE OFFICERS

     The following information sets forth the names of our officers and directors, their present positions with us, and their biographical information.

Name                             Age     Office

John Fleming                     55      Chief Executive Officer, Secretary
                                         and Chairman of the Board

Arthur De Joya                   39      Chief Financial Officer

Mark Crist                       45      Director

Gary Hohman                      52      President and Director

John Fleming, President/Secretary/Director

     Mr. John Fleming, age 55, was the managing partner of AFI Capital, LLC, a venture capital company, located in San Diego, California for the five years before joining our company in September
2002) Before AFI Capital, Mr. Fleming managed Fleming & Associates, a business-consulting firm that provided services to companies looking to create business plans and/or review current plans in order to move forward with fund raising from both private and public sectors.

Arthur De Joya, Chief Financial Officer

     Mr. De Joya was appointed as the Chief Financial Officer on July
9, 2004. He has over 12 years of experience in both public and private accounting, mainly working with publicly traded companies.
Mr. De Joya's experience includes having served as a chief financial officer for a publicly traded mining company. Mr. De Joya's experience in public accounting was partner-in-charge of the audit practice for L.L. Bradford & Company, LLC for approximately five years ending in April 2003. Since April 2003, Mr. De Joya has worked as an independent accountant. Prior to L.L. Bradford & Company, LLC,
Mr. De Joya was employed with KPMG LLP working many large publicly traded companies. Mr. De Joya received his B.S. in B.A. from the University of Nevada, Las Vegas and is a Certified Public Accountant licensed in the State of Nevada. He is a member of the American
Institute of Certified Public Accountants, Nevada Society of
Certified Public Accountants and Public Company Accounting Oversight Broad.

Mark Crist, Director

     Mark Crist, 45, has a widely varied background in business development. In 1979, he founded Manufacturer's Revenue Service, a commercial collection agency located in Tustin, California. In 1984 he negotiated the sale of that business to a division of Dunn & Bradstreet and thereafter left to become a partner in the marketing services firm of Jay Abraham & Associates. In 1985, he founded the Computer Trivia Fan User Group (CTFUG) as a public benefit, non-profit organization to promote the playing of online trivia contests. Mr. Crist held the position of CEO and President GamesGalore.com from 1996 to 2001, a company that among other things supplies trivia contest content to users of America Online. Since May of 2001, he has served as president and director of Diamond Hitts Production, Inc. (Pink Sheets: DHTT). Mr. Crist is an alumnus of California State University at Northridge.

Gary Hohman, Director

     Mr. Hohman, age 53, was appointed as our president on September
30, 2004. On December 27, 2004 he was also appointed as a director of the company, replacing I. Matt Sawaqed, who resigned on that date.
Mr. Hohman was previously employed by AdSouth Partners, Inc. (the media relations firm for our company), where, since January 2001, he served as Chief Operations Officer. During his time at AdSouth, he was responsible for media production, project management and daily operations. Since January 2004, Mr. Hohman directly handled our account.

     Prior to joining AdSouth, Mr. Hohman, for the period of 2000 to 2001, functioned as president of Music Distribution and Licensing for "The Outernet", a Minnesota based technology venture. During that time, he negotiated content agreements with the "big five" record labels, organized and executed numerous stock holder presentations and produced and directed the 2000 "Taste of the NFL" for the Minnesota Vikings. From 1996 to 2000, Mr. Hohman served as executive vice president of The Reliance Training Network. During this time, he deployed over 300 live interactive television broadcasts and quality controlled every aspect of production for each show, as well as developing and implementing company policy and procedure, planned and implemented annual production budgets and helped develop new business technologies.

Compliance with Section 16(a) of the Securities Exchange Act.

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons holding 10% or more of our common stock to file reports regarding their ownership and regarding their acquisitions and dispositions of the Registrant's common stock with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the registrant under Rule 16a-3(d) during fiscal 2003, and certain written representations from executive officers and directors, we are unaware that any required reports that have not been timely filed.

Code of Ethics

     We have not adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have not adopted such a code of ethics because all of management's efforts have been directed to building the business of the company; a later time, such a code of ethics may be adopted by the board of directors.

Committees of the Board Of Directors

     We presently do not have a compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees. We have an audit committee, which consists of John Fleming and Arthur De Joya, which are not considered to be independent.

Terms of Office

     Our directors are appointed for a one year term to hold office until the next annual general meeting of the holders of our Common Stock or until removed from office in accordance with our by-laws. Our officers are appointed by our board of directors and hold office until removed by our board of directors.

                         EXECUTIVE COMPENSATION

     The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 2003, 2002 and 2001 exceeded $100,000:



                           Annual compensation                      Long-term Compensation
                                                                 Awards           Payouts
Name and                                  Other           Restricted   Securities
principal                                 annual            stock     underlying      LTIP    All other
position       Year     Salary   Bonus   compensation     award(s)    options/SARs    payouts compensation
                          ($)     ($)       ($)             ($)           (#)           ($)       ($)
  (a)          (b)        (c)     (d)       (e)             (f)           (g)           (h(       (i)
John Fleming  2004      $115,369   -        -              -            -              -         -
President     2003        -        -        -              -            -              -         -
CEO (1)       2002        -        -        -             $100,000      -              -         -

Gary Borglund 2002        -        -        -               -            -             -         -
former
president (2)

Gary Fox       2002       -        -        -               -             -            -         -
former
president
(3)


(1)  Mr. Fleming was appointed director and CEO on September 12,
2002.

(2) Mr. Borglund was appointed president on January 21, 2002 and resigned on September 12, 2002.

(3) Mr. Fox was appointed President on April 28, 2001 and resigned on January 21, 2002.

     Directors of our company who are also employees do not receive cash compensation for their services as directors or members of the committees of the board of directors. All directors may be reimbursed for their reasonable expenses incurred in connection with attending meetings of the board of directors or management committees.

Employment Contract

     On October 1, 2004, we entered into an employment agreement with Mr. Hohman. Under this agreement, which has a term of three years, Mr. Hohman will receive a salary of $120,000 per year. He will also receive additional compensation, including full health insurance for him and his family, four weeks per year paid vacation time, and stock options, at the discretion of our board of directors.

Other Compensation

     There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of our company in the event of retirement at normal retirement date as there was no existing plan as of December 31, 2003 provided for or contributed to by our company.

     Other than as follows, no remuneration is proposed to be paid in the future directly or indirectly by our company to any officer or director:

     - On July 1, 2001, we adopted a Non-Employees Directors and
       Consultants Retainer Stock Plan; and

     - On April 25, 2003, we adopted a Stock Incentive Plan.

     We may pay compensation to officers and directors in the future under one or both of these plans.

Other Compensation

     On July 1, 2001, we adopted a Non-Employee Directors and Consultants Retainer Stock Plan. The purpose of the plan is to enable us to promote the interests of our company by attracting and retaining non-employee directors and consultants capable of furthering the business of our company and by aligning their economic interests more closely with those of our shareholders, by paying their retainer or fees in the form of shares of common stock. A total of 1,303,426,829 shares of common stock have been registered under this plan as a result of a Form S-8 POS filed with the SEC on December 19, 2003. As of December 31, 2003, 103,500,000 shares of common stock remain to be issued under this plan.

     On April 25, 2003, we adopted a Stock Incentive Plan. This plan is intended to allow directors, officers, employees, and certain non-employees of our company to receive options to purchase company common stock. The purpose of this plan is to provide these persons with equity-based compensation incentives to make significant and extraordinary contributions to the long-term performance and growth of the company, and to attract and retain employees. A total of 25,000,000 shares of common stock have been registered under this plan under a Form S-8 filed with the SEC on May 12, 2003. Options granted under this plan are to be exercisable at whatever price is established by the board of directors, in its sole discretion, on the date of the grant. Through December 31, 2003, we had granted options to two individuals covering all 25,000,000 shares registered under this plan; however, as these options were not exercised until 2004, all shares registered under this plan remain to be issued as of December 31, 2003.



                                                                                     Number of
                                                                                     Securities
                                                                                      Remaining
                              Number of                                         Available for future
                           Securities to be                                         Issuance under
                              Issued upon            Weighted-average                  Equity
                              Exercise of            Exercise Price Of               Compensation
                              Outstanding              Outstanding                Plans (excluding
                            Options, Warrants        Options, Warrants           Securities reflected
                               And rights               And rights                  in Column (a)
Plan category                    (a)                        (b)                          (c)
Equity
compensation plans
approved by security
holders                          0                            0                           0

Equity compensation
plans not approved by
security holders                 0                            0                      Director's and
                                                                                     Consultant's
                                                                                     Stock Plan:
                                                                                     103,500,000
                                                                                     shares Stock
                                                                                     Incentive Plan:
                                                                                     25,000,000 shares

Total                            0                            0                      Director's and
                                                                                     Consultant's
                                                                                     Stock Plan:
                                                                                     103,500,000
                                                                                     shares Stock
                                                                                     Incentive Plan:
                                                                                     25,000,000 shares




                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than as set forth below, during the last two fiscal years there have not been any relationships, transactions, or proposed transactions to which we were or are to be a party, in which any of the directors, officers, or 5% or greater shareholders (or any immediate family thereof) had or is to have a direct or indirect material interest.

     On September 13, 2002, we entered into an acquisition agreement with the shareholders of AmCorp Group, Inc., a privately held Nevada corporation. Under the terms of this agreement, on the closing date, the parties exchanged common stock on a 1-for-1 basis, with AmCorp selling to our company all of its issued and outstanding shares. Mr. Fleming, an officer and director of our company, served as the authorized representative of the shareholders of AmCorp.

     On October 31, 2002, we entered into an acquisition agreement with the shareholders of Naturally Safe Technologies, Inc., a privately held Nevada corporation. Under the terms of this agreement, on the closing date, the parties exchanged common stock on a 1-for-1 basis, with Naturally Safe exchanging with our company all of its issued and outstanding shares. Messrs. Fleming and Sawaqed were shareholders of Naturally Safe; they each received 31,320,000 restricted shares of common stock under this agreement.

     Naturally Safe entered into a forbearance agreement to defer payment on a loan to an investor until 2003. As of December 31, 2003, Naturally Safe was in default on this loan. The company continues to carry the loan of $175,0000 on the records of Naturally Safe and accrues interest quarterly with regards to the debt. However, during 2003 management learned that the lender had passed away; we continue to wait for the estate of the lender to contact our company about this loan.

     On March 13, 2003, we issued 1,200,000 restricted shares of common stock to Mr. Sawaqed as compensation for their work for our company in 2002.

     On March 17, 2003, we issued 100,000,000 and 1,000,000
restricted shares of common stock , respectively, to Mr. Fleming and Mr, Crist as compensation for their work for our company in 2002.

     On October 1, 2004, we entered into an employment agreement with Mr. Hohman. Under this agreement, which has a term of three years, Mr. Hohman will receive a salary of $120,000 per year. He will also receive additional compensation, including full health insurance for him and his family, four weeks per year paid vacation time, and stock options, at the discretion of our board of directors.

     Our corporate office is located in Franklin, Kentucky at the home-based office of Mr. Fleming. The office space is provided to our company without cost.

     For each of the transactions noted above, the transaction was negotiated, on the part of our company, on the basis of what is in the best interests of our company and our shareholders. In addition, in each case the interested affiliate did vote in favor of the transaction; however, the full board of directors did make the determination that the terms in each case were as favorable as could have been obtained from non-affiliated parties.

              CHANGES IN REGISTRANTS CERTIFYING ACCOUNTANT

     Effective on January 21, 2002, the independent accountant who was previously engaged as the principal accountant to audit our financial statements, Stonefield Josephson, Inc., was dismissed. The decision to dismiss this accountant was approved by the board of directors. This accountant did not perform any auditing functions for us since it was retained on August 17, 2001.

     During the period of engagement preceding such dismissal, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred during the period of engagement preceding the former accountant's dismissal.

     Effective on January 21, 2002, the firm of Smith & Company was engaged to serve as the new principal accountant to audit our financial statements. The decision to retain this firm was approved by the board of directors. During ours two most recent fiscal years, and the subsequent interim period prior to engaging that accountant, neither our company nor someone on its behalf consulted the newly engaged accountant regarding any matter.

     Effective on August 19, 2002, Smith & Company, was dismissed. This dismissal was approved by the board of directors. This firm audited our financial statements for the fiscal year ended December 31, 2001. This firm's report on these financial statements was modified as to uncertainty that we will continue as a going concern; other than this, the accountant's report on the financial statements for that period neither contained an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the period of engagement preceding such dismissal, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred the period of engagement preceding the former accountant's dismissal.

     Effective on August 19, 2002, the firm of George Brenner, C.P.A was engaged to serve as the new principal accountant to audit our financial statements. The decision to retain this firm was approved by the board of directors. During the Registrant's two most recent fiscal years, and the subsequent interim period prior to engaging that accountant, neither the Registrant nor someone on its behalf consulted the newly engaged accountant regarding any matter.

     Effective on February 17, 2003, Mr. Brenner resigned. This accountant did not perform any auditing functions for us. During the period of engagement preceding such resignation, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred during the period of engagement preceding the former accountant's resignation.

     Effective on March 30, 2003, the firm of Beckstead and Watts, LLP was engaged to serve as the new principal accountant to audit our financial statements. The decision to retain this accountant was approved by the board of directors. During our two most recent fiscal years, and the subsequent interim period prior to engaging this accountant, neither the Registrant (nor someone on its behalf) consulted the newly engaged accountant regarding any matter.

     Effective on November 20, 2003, Beckstead and Watts, LLP resigned. This firm audited our financial statements for the fiscal year ended December 31, 2002. This firm's report on these financial statements was modified as to uncertainty that we will continue as a going concern; other than this, the accountant's report on the financial statements for those periods neither contained an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the period of engagement preceding such resignation, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred during the period of engagement preceding the former accountant's resignation.

     Effective on November 21, 2003, the firm of Smith & Company was engaged to serve as the new principal accountant to audit our financial statements. The decision to retain this accountant was approved by the board of directors. During our two most recent fiscal years, and the subsequent interim period prior to engaging this accountant, neither our company (nor someone on our behalf) consulted the newly engaged accountant regarding any matter except that Smith & Company audited our financial statements for the fiscal year ended December 31, 2001.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our common stock as of December 10, 2004

     - by each person who is known by us to beneficially own more than 5% of our common stock;

     - by each of our officers and directors; and

     - by all of our officers and directors as a group.

Title of Class   Name and Address               Amount and Nature   Percent of
                 of Beneficial Owner              of Beneficial       Class(2)
                                                     Owner(1)

Common Stock     John Fleming**                  131,320,000           20.29%
                 1535 Blackjack Road
                 Franklin, Kentucky 42134

Common Stock     I. Matt Sawaqed**                32,520,000            5.02%
                 1535 Blackjack Road
                 Franklin, Kentucky 42134

Common Stock     Mark Crist**                      1,000,000              *
                 1535 Blackjack Road
                 Franklin, Kentucky 42134

Common Stock     Arthur De Joya**                        -0-              *
                 1535 Blackjack Road
                 Franklin, KY 42134

Common Stock     Gary Hohman**                           -0-              *
                 1535 Blackjack Road
                 Franklin, Kentucky 42134

Common Stock     Golden Gate Investors, Inc.      71,113,169           9.99%
                 7817 Herschel Avenue, Suite 200
                 La Jolla, California 92037

Common Stock     Shares of all directors and     164,840,000           25.31%
                 executive officers
                 as a group (5 persons)

* Less then one percent.
**Officer and/or director

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable or convertible within 60 days of December 10, 2004 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Percentage based on 647,201,665 shares of common stock outstanding.

(3) This number represents the aggregate maximum number of shares that Golden Gate can own at one time due to the 9.99% limitation set forth in the financing documents. Norman Lizt is deemed to be a control person of the shares owned by Golden Gate.
DESCRIPTION OF SECURITIES BEING REGISTERED

                             COMMON STOCK

     We are authorized to issue up to 2,000,000,000 shares of Common Stock, par value $.001. As of December 10, 2004, there were 647,201,655 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

     We have engaged Interwest Transfer Company, Inc., 1981 East
Murray Holiday Road, Salt Lake City, Utah 84117, as independent transfer agent or registrar.

          INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                         PLAN OF DISTRIBUTION

     The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

      - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - privately-negotiated transactions;

     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     - through the writing of options on the shares

     - a combination of any such methods of sale; and

     - any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation
M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if a such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

     If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                              PENNY STOCK

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     - that a broker or dealer approve a person's account for transactions in penny stocks; and

     - the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must

     - obtain financial information and investment experience objectives of the person; and

     - make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     - sets forth the basis on which the broker or dealer made the suitability determination; and

     - that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                           SELLING STOCKHOLDERS

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.



                                          Total
                      Total Shares of   Percentage                                                                     Percentage
                       Common Stock     of Common       Shares of                                   Beneficial           of Common
                       Issuable Upon      Stock,       Common Stock     Beneficial   Percentage of   Ownership           Stock Owned
                       Conversion of     Assuming       ncluded in      Ownership    Common Stock    After the             After
        Name            Debentures        Full         Prospectus      Before the    Owned Before    Offering            Offering
                      and/or Warrants    Conversion       (1)           Offering*     Offering*        (4)                (4)

Golden Gate Investors 1,006,097,561(3)    60.85%        Up to       71,113,169      9.99%             --                --
  Investors,                                         1,303,426,829
  Inc.(2)                                            shares of
                                                    common stock


* These columns represents the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 9.9% limitation.

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes a good faith estimate of the shares issuable upon conversion of the convertible debentures and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the convertible debentures, if the convertible debentures had actually been converted on December 10, 2004, the conversion price would have been $.0164. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the convertible debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their convertible debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) The selling stockholder is an unaffiliated third party. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Norman Lizt may be deemed a control person of the shares owned by the selling stockholder.

(3) Includes 991,097,561 shares of common stock underlying our $1,500,000 convertible debenture and 15,000,000 shares of common stock underlying common stock purchase warrants issued to Golden Gate Investors, Inc.

(4) Assumes that all securities registered will be sold.

Terms of Convertible Debentures

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate on November 11, 2004 for the sale of (i) $150,000 in convertible debentures and (ii) warrants to buy 15,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants.

     The investors provided us with an aggregate of $150,000 as follows:

     - $100,000 was disbursed to us on November 11, 2004; and

     - $50,000 has been retained for services provided to our company by various professionals, which shall be disbursed upon effectiveness of this registration statement;

     The debentures bear interest at 4 3/4%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 110, less the product of the conversion price multiplied by 100 times the dollar amount of the debenture. The conversion price for the convertible debentures is the lesser of (i) $0.20, (ii) eighty two percent of the average of the thee lowest volume weighted average prices during the twenty (20) trading days prior to the conversion or
(iii) eighty two percent of the volume weighted average price on the trading day prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, in the event that our market price is less than $.015, we will have the option to prepay the debenture at 150% rather than have the debenture converted. If we elect to prepay the debenture, Golden Gate may withdraw its conversion notice. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 15,000,000 shares of common stock at an exercise price of $1.09 per share.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common stock.

Sample Conversion Calculation

     The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the conversion price multiplied by ten times the dollar amount. The conversion price for the convertible debentures is the lesser of (i) $0.20 or (ii) seventy percent of the of the average of the three lowest volume weighted average prices during the forty-five (45) trading days prior to the conversion. For example, assuming conversion of $300,000 of debentures on November 3, 2004, a conversion price of $0.015 per share, the number of shares issuable upon conversion would be:

($150,000 x 110) - ($.0164 x (100 x $150,000))  = 16,254,000 /$.0164
= 991,097,561

     The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our convertible debentures, based on market prices 25%, 50% and 75% below the market price, as of Janaury 12, 2005 of $0.02.



                                                           Number                % of
% Below           Price Per           With Discount      of Shares            Outstanding
Market              Share                at 18%            Issuable             Stock
25%               $.015              $.012               1,360,000,000        67.76%
50%               $.010              $.008               2,047,500,000        75.98%
75%               $.005              $.004               4,110,000,000        86.40%


                                LEGAL MATTERS

     Brian F. Faulkner, a Professional Corporation, San Juan Capistrano, California, will issue an opinion with respect to the validity of the shares of common stock being offered hereby. Brian
F. Faulkner, A Professional Law Corporation, has previously received shares of common stock pursuant to our Non-Employee Directors and Consultants Retainer Stock Plan, as amended, under Form S-8's in exchange for legal services previously rendered, and to be rendered in the future.

                                   EXPERTS

     Smith & Company, Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2003 and for the year then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

     Beckstead & Watts, LLP, Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2002 and for the year then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

                       AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of GameZnFlix, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                       INDEX TO FINANCIAL STATEMENTS

                            GAMEZNFLIX, INC.

                          FINANCIAL STATEMENTS

For the Nine Ended September 30, 2004 and September 30, 2003

  Consolidated Balance Sheet                                             F-1
  Consolidated Statements of Operations                                  F-2
  Consolidated Statements of Cash Flow                                   F-3
  Notes to Unaudited Financial Statements                                F-4

For the Year Ended December 31, 2003 and December 31, 2002

  Report of Independent Auditors                                         F-7
  Report of Independent Auditors                                         F-8
  Consolidated Balance Sheet                                             F-9
  Consolidated Statements of Operations                                  F-10
  Consolidated Statement of Changes in Stockholders' Deficit             F-11
  Consolidated Statements of Cash Flow                                   F-12
  Notes to Unaudited Financial Statements                                F-13


                              GAMEZNFLIX, INC.
                           CONSOLIDATED BALANCE SHEET
                                SEPTEMBER 30, 2004
                                   (Unaudited)

                                     ASSETS

Current Assets
  Cash and cash equivalents                                        $  127,990
  Accounts receivable                                                   9,149
  Common stock options receivable                                     904,549
  Inventory                                                           664,376
  Prepaid expenses                                                     70,700

                                                                    1,776,764

Fixed Assets, Net                                                     297,383

    Total Assets                                                   $2,074,147

              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
  Accounts payable                                                 $  408,247
  Accrued expenses                                                    608,023
  Short-term notes payable                                              8,000
  Notes payable - related parties                                     248,999

Total Current Liabilities                                           1,273,269

Stockholders' Equity (Deficit)
  Common stock; $0.001 par value; 900,000,000 shares authorized
  642,938,000 shares issued and outstanding                           642,938
  Additional paid-in capital                                       18,063,658
  Prepaid consulting expenses                                      (1,174,500)
  Accumulated deficit                                             (16,731,218)

Total Stockholders' Equity (Deficit)                                  800,878

   Total Liabilities And Stockholders' Equity (Deficit)             2,074,147

            See Accompanying Notes to Consolidated Financial Statements


                              GAMEZNFLIX, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)



                                                    Three Months Ended            Nine Months Ended
                                                       September 30,                September 30,
                                                    2004          2003           2004          2003
Revenues                                            $   99,683    $   42,540    $  157,386   $  121,270
Cost of revenues                                        64,554             0       113,379            0

Gross Profit (Loss)                                     35,129        42,540        44,007      121,270

Operating expenses
  Advertising                                          402,907             0     2,077,609            0
  Selling, general and administrative                  223,710        81,753       719,554       88,026
  Amortization and depreciation                         46,237             0        66,171            0
  Consulting fees                                    2,511,727        25,000     4,893,002       92,575
  Professional fees                                     74,414        12,286       233,856       13,771
                                                     3,258,995       119,039     7,990,192      194,372

  Income (Loss) From Operations                     (3,223,866)      (76,499)   (7,946,185)     (73,102)

Other income (expenses)
  Gain from discontinued operations                          0             0             0       16,079
  Forgiveness of debt                                        0             0             0      274,432
  Interest expense                                           0             0            (4)          0
  Interest income                                           74             0           804           0
                                                            74             0           800     290,511

Income (Loss) Before Provision for Income Taxes     (3,223,792)      (76,499)   (7,945,385)    217,409

Provision for income taxes                                   0             0             0          0

Net Income (Loss)                                   (3,223,792)      (76,499)   (7,945,385)   217,409

Basic Income (Loss) per Common Share                      (.01)         (.00)         (.01)       .00

Diluted Income (Loss) per Common Share                    (.01)         (.00)         (.01)       .00

Basic Weighted Average Common Shares Outstanding   609,374,271   306,027,493   599,363,307  305,027,493


           See Accompanying Notes to Consolidated Financial Statements


                                GAMEZNFLIX, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                                     Nine Months Ended
                                                                       September 30,
                                                                     2004         2003
Operating Activities
  Net income (loss)                                               $(7,945,385)   $  217,409
  Adjustments to reconcile net income (loss)
  to net cash used in operating activities:
  Stock-based compensation                                          5,634,683        63,500
  Depreciation and amortization                                        66,171         4,964
  Gain on discontinued operations                                           0       (16,079)
  Changes in operating assets and liabilities:
   Accounts receivable                                                 53,529       (54,865)
   Accounts receivable - employee                                       1,892             0
   Stock subscription receivable                                       20,000             0
   Prepaid expenses                                                   (70,700)            0
   Inventory                                                         (291,829)      (60,415)
   Other assets                                                         8,019         3,482
   Accounts payable                                                   164,426         6,909
   Accrued expenses                                                   290,401             0
   Other liabilities                                                        0      (260,871)

    Net Cash Provided by (Used in) Operating Activities            (2,068,793)      (95,966)

Investing Activities Purchase of fixed assets                        (318,590)            0

   Net Cash Provided by (Used in ) Investing Activities              (318,590)            0

Financing Activities Payments on notes payable                         (4,975)       81,410
  Proceeds from related party notes payable                             5,299             0
  Proceeds from stock issuances                                     2,471,271             0

    Net Cash Provided by (Used in) Financing Activities             2,471,595        81,410

Net Change in Cash and Cash Equivalents                                84,212       (14,556)

Cash Beginning of Period                                               43,778        22,530

Cash End of Period                                                    127,990         7,974


           See Accompanying Notes to Consolidated Financial Statements


                                   GAMEZNFLIX, INC.
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      (Unaudited)

1.  BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of GameZnFlix, Inc. ("Company") have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the Form 10-KSB of the Company for the year ended December 31, 2003.

The interim consolidated financial statements present the balance sheet, statements of operations, and statements of cash flows of the Company and its subsidiaries, AmCorp Group, Inc. and Naturally Safe Technologies, Inc. All material intercompany transactions have been eliminated. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position as of September 30, 2004, the results of operations for the three and nine month periods ended September 30, 2004 and 2003 and cash flows for the nine month period ended September 30, 2004 and 2003, have been included in the financial statements. Interim results are not necessarily indicative of results of operations for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Due to a reclassification of certain categories on the Statements of Operations (compensation moved into selling, general and administrative expenses) and the Statements of Cash Flows (increase in notes payable moved to financing activities) for the nine months ended September 30, 2003, certain amounts were changed from what was presented in the September 30, 2003 Form 10-QSB.

History - The Company provides DVD and video game rentals to subscribers using an Internet website (http://www.gameznflix.com) to facilitate transactions. Subscribers of the Company are located within the United States of America. The Company maintains its headquarters in Franklin, Kentucky. The Company has retained National Fulfillment, Incorporated of Lebanon, Tennessee, with distribution centers in Nashville, Tennessee and Los Angeles, California to store and distribute its online DVD and video games to it members.

Going Concern - The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating results. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities. As of September 30, 2004, the Company had an accumulated deficit of approximately $16,731,000. The Company has a substantial need for working capital. Although, the Company currently has working capital of $503,495, current assets include $904,549 in common stock options receivable. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

In March 2004, the Company launched its website, http://www.gameznflix.com, and began operating in the online DVD and video game rental industry. Since its launch, the Company's customer base has grown to over 4,000 subscribers. In conjunction with the website launch, the company also launched a national television ad campaign designed to create awareness among the Company's target consumers and to generate traffic to the website. In June 2004, the Company launched the second phase of the television ad campaign.
This second phase is more narrowly designed to attract the core consumer to the product.

As a result of these actions and estimates of revenues that will be generated from its online presence, management feels that there is sufficient evidence they will be able to generate any additional working capital needed to allow the Company to continue as a going concern.

2.  SIGNIFICANT ACCOUNTING POILICIES

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Inventory - Inventory consists solely of finished goods product, which are warehoused in Nashville, Tennessee and Los Angeles, California. All inventory items are stated at the lower of cost
(first-in, first-out) or market value.

Revenue Recognition - Revenue from proprietary software sales that does not require further commitment from the Company is recognized upon shipment. Consulting revenue is recognized when the services are rendered. License revenue is recognized ratably over the term of the license. DVD and video game subscription revenues are recognized when billed. Subscribers are required to authorize a monthly automatic charge to a major credit card. Because of this, the billing and receipt of revenue occur simultaneously. Subscribers pay on a monthly basis and may cancel service at anytime.
The cost of services, consisting of staff payroll, outside services, equipment rental, communication costs and supplies, is expensed as incurred.

Stock-Based Compensation - The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board
Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards ("SFAS")
No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by SFAS No. 123.

3.  PREPAID CONSULTING EXPENSES

During 2004, the Company entered into various consulting agreements extending over twelve-month periods that were compensated for through the issuance of common stock. The Company issued 50,600,000 free trading consulting agreements with total value of $4,350,000, based upon the fair value of the stock that will be expensed over the twelve-month term of the agreements. The Company's remaining prepaid consulting expenses as of September 30, 2004 was $1,174,500.

                         INDEPENDENT AUDITORS' REPORT


                               Smith & Company
           A Professional Corporation of Certified Public Accountants
         4764 South 900 East, Suite 1  Salt Lake City, Utah 84117-4977
             Telephone: (801) 281-4700  Facsimile: (801) 281-4701
                        E-mail: smithcocpa@earthlink.net


Board of Directors
GameZnFlix, Inc.

We have audited the accompanying consolidated balance sheet of GameZnFlix, Inc. and subsidiaries (formerly Point Group Holdings, Incorporated), a Nevada corporation, as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The 2002 financial statements were audited by other auditors whose report dated April 13, 2003, on those statements included an explanatory paragraph describing conditions that raised substantial doubt about the Company's ability to continue as a going concern.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GameZnFlix, Inc. and subsidiaries as of December 31, 2003 and the results of its operations, changes in stockholders' equity, and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has cash flow constraint, an accumulated deficit of $8,785,833 at December 31, 2003, and has suffered recurring losses from operations. These factors, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2 to the consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/  Smith & Company
Certified Public Accountants
Salt Lake City, Utah
April 12, 2004

Members: American Institute of Certified Public Accountants  Utah Association
                         of Certified Public Accountants

                           BECKSTEAD AND WATTS, LLP
                        Certified Public Accountants
                           3340 Wynn Rd., Ste. B
                            Las Vegas, NV 89102
                               702.257.1984

                        INDEPENDENT AUDITORS' REPORT

Board of Directors
Point Group Holdings, Incorporated
San Diego, California

We have audited the Balance Sheet of Point Group Holdings, Incorporated (the "Company"), as of December 31, 2002, and the related Statements of Operations, Stockholders' Equity, and Cash Flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement presentation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the balance sheet of Point Group Holdings, Incorporated, as of December 31, 2002, and its related statements of operations, equity and cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/  Beckstead and Watts, LLP
Beckstead and Watts, LLP
Las Vegas, Nevada
April 13, 2003


                                  GAMEZNFLIX, INC.
                             CONSOLIDATED BALANCE SHEET
                                 DECEMBER 31, 2003

                                     ASSETS

Current Assets:
  Cash and cash equivalents                                       $   43,778
  Common stock options receivable                                     20,000
  Accounts receivable                                                 62,678
  Accounts receivable - employees                                      1,892
   Total current assets                                              128,348

Fixed Assets, net (Note 3)                                            44,964

Intangible Assets, net (Note 4)                                        8,019

   Total Assets                                                      181,331

                    LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
  Accounts payable                                                   243,821
  Accrued expenses                                                   317,622
  Notes payable                                                       36,000
  Notes payable - related parties                                    251,700
   Total current liabilities                                         849,143

Stockholders' Deficit
  Common stock, $0.001 par value, 900,000,000 shares
  authorized, 481,474,211 shares issued and outstanding              481,474
  Additional paid-in capital                                       8,574,047
  Prepaid fees paid with common stock                               (937,500)
  Accumulated deficit                                             (8,785,833)
                                                                    (667,812)

   Total Liabilities and Stockholders' Deficit                       181,331

          See accompanying Notes to Consolidated Financial Statements


                                    GAMEZNFLIX, INC.
                        CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                         For the Years Ended
                                                                            December 31,
                                                                         2003            2002
Revenue                                                                  $  143,421      $  202,234
Cost of Revenues                                                             15,976          99,541
                                                                            127,445         102,693

Expenses
  Selling, general and administrative expenses                               95,600         109,468
  Amortization and depreciation                                              33,016               -
  Related stock options                                                           -         102,000
  Officer compensation                                                      129,325         271,315
  Consulting fees                                                           889,793          57,385
  Professional fees                                                         165,521         116,809
                                                                          1,313,255         656,977

Net Operating Loss                                                       (1,185,810)       (554,284)

Other Income (Expenses)
  Gain on extinguishment of debt (Note 11)                                  962,620          31,453
  Interest expense                                                          (21,161)       (362,848)
  Interest income                                                                 2             516

Net Loss Before Discontinued Operations                                    (244,349)       (885,163)

Discontinued Operations (Note 7)                                             16,079               -

Net Loss                                                                   (228,270)       (885,163)

Weighted Average Number of Common Shares Outstanding
  basic and fully diluted                                                332,124,803     92,092,740

Net Loss per Share - Basic and Fully Diluted
  from continuing operations                                                   (0.00)         (0.01)
  discontinued operations                                                       0.00           0.00

    Total                                                                      (0.00)         (0.01)


              See accompanying Notes to Consolidated Financial Statements


                                        GAMEZNFLIX, INC.
                 CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT



                                                 Additional    Prepaid Fees                     Total
                           Common Stock           Paid-In        Paid With     Accumulated   Stockholders'
                         Shares     Amount        Capital       Common Stock     Deficit        Deficit
Balance as of
December 31, 200        51,165,000  $   4,117    $ 6,756,761    $        -      $ (7,672,400) $ (911,523)
Shares issued for
consulting services      5,500,000      5,500              -             -                 -       5,500
Recapitalization
Adjustment                       -     47,048        (47,048)            -                -            -
Shares issued for:
 debt settlement        8,662,800      8,662          46,334             -                -       54,997
 consulting services    8,753,848      8,754          18,769             -                -       27,523
 debt settlement        1,300,000      1,300           6,916             -                -        8,216
 business acquisition
  (Note 5)             78,300,000     78,300               -             -                -       78,300
 business acquisition
 (Note 5)              27,889,801     27,890               -             -                -       27,890
officers
 compensation         102,000,000    102,000               -             -                -      102,000
Net loss                        -          -               -             -         (885,163)    (885,163)

Balance as of
December 31, 2002     283,571,449    283,571       6,781,732             -       (8,557,563)  (1,492,260)
Shares issued for:
 prepaid fees         37,500,000      37,500         900,000      (937,500)               -            -
legal and consulting
services             139,395,167     139,395         810,589             -                -      949,984
business acquisition
(Note 5)              14,000,000      14,000         (13,766)            -                -          234
Private placement
shares sold:
 at $0.014 per share   6,299,262       6,299          83,701             -                -       90,000
 at $0.015 per share     333,333         334           4,666             -                -        5,000
 at $0.02 per share      375,000         375           7,125             -                -        7,500
Net loss                       -           -               -             -         (228,270)    (228,270)
Balance as of
December 31, 2003    481,474,211     481,474       8,574,047      (937,500)      (8,785,833)    (667,812)



                See accompanying Notes to Consolidated Financial Statements


                                     GAMEZNFLIX, INC.
                         CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                         For the Years Ended
                                                                            December 31,
                                                                         2003            2002
Cash Flows From Operating Activities
  Net loss                                                               $   (228,270)   $   (885,163)
  Adjustments to reconcile net loss to cash
  used in operating activities:
  Shares issued for legal and consulting services                             949,984          33,023
  Shares issued to officers for compensation                                        -         102,000
  Depreciation and amortization expense                                        33,016           2,746
  Loss from impairment of goodwill                                                  -         114,063
  Changes in assets and liabilities:
  Accounts receivable                                                         (56,433)         (8,137)
  Inventory                                                                    21,221         (21,221)
  Options receivable                                                          (20,000)              0
  Intangible assets                                                             3,589         (11,608)
  Accounts payable and accrued expenses                                      (723,314)        395,765

Net Cash Used In Operating Activities                                         (20,207)       (278,532)

Cash Flows From Investing Activities
  Purchase of fixed assets                                                    (38,052)         (7,314)

Net Cash Used In Investing Activities                                         (38,052)         (7,314)

Cash Flows From Financing Activities
  Principal payments on notes payable                                         (81,421)              -
  Proceeds from notes payable                                                  58,428         308,376
  Proceeds from issuance of stock                                             102,500              -

Net Cash Provided By Financing Activities                                      79,507        308,376

Net Increase in Cash                                                           21,248         22,530

Cash and Cash Equivalents - Beginning                                          22,530              -

Cash and Cash Equivalents - Ending                                             43,778         22,530

Supplemental Disclosures:
  Interest Paid                                                                21,161              -

Non-Cash Investing and Financing Activities:
  Shares issued for prepaid fees                                              937,500              -
  Shares issued for debt settlement                                                 -         63,213
  Shares issued for business acquisitions                                         234       106,190


               See accompanying Notes to Consolidated Financial Statements


                                    GAMEZNFLIX, INC.
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   DECEMBER 31, 2003

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies of GameZnFlix, Inc. and subsidiaries ("Company") is presented to assist in understanding the Company's consolidated financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements

Organization.

The Company was originally formed under the laws of the State of Delaware in June 1997 under the name SyCo Comics and Distribution Inc. and is the successor to a limited partnership named SyCo Comics and Distribution, formed under the laws of the Commonwealth of Virginia on January 15, 1997. On February 17, 1999, SyCo Comics and Distribution Inc. changed its name to Syconet.com, Inc. On April 12, 2002 the Company adopted an Agreement and Plan of Merger for the purpose of redomiciling the Company to the State of Nevada. The Company then discontinued its operations as Syconet.com, Inc. and changed its name to Point Group Holding, Incorporated effective November 21, 2002. On January 26, 2004, the Company changed its name to GameZnFlix, Inc.

Nature of Business.

The Company provides DVD and video game rentals to subscribers using an Internet website (http://www.gameznflix.com) to facilitate transactions. At December 31, 2003, the Company was preparing to launch the website and, therefore, had not received any revenues associated with its operations. The website was subsequently launched March 25, 2004. Subscribers of GameZnFlix.com are located within the United States of America. The Company maintains its headquarters and its DVD shipping facilities in Franklin, Kentucky. Video games are shipped through its wholly owned subsidiary, Veegeez.com, LLC ("Veegeez").

Veegeez was established as a limited liability company (LLC) in California on April 6, 2002, and provides video game rentals to subscribers using an Internet website (http://www.veegeez.com) to facilitate transactions. Subscribers are located within the United States of America. Veegeez maintains its headquarters and sole shipping facility in Santa Clarita, California.

AmCorp Group, Inc. ("AmCorp") was acquired by the Company on September 24, 2002. AmCorp provides executive-level managerial assistance in arranging for capital funding and investment and consulting services.

Naturally Safe Technologies, Inc. ("NSTI") was acquired by the
Company on October 31, 2002. NSTI, which provides plant supplements and nutraceuticals through its Internet website
(http://www.naturallysafe.com).

Cash and Cash Equivalents.

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There are no cash equivalents as of December 31, 2003.

Inventory.

Inventory consists solely of finished goods product, which is warehoused in Franklin, Kentucky. All inventory items are stated at the lower of cost (first-in, first-out) or market value. As of December 31, 2003, inventory is valued at $0, due to its limited shelf life.

Investments.

Investments in companies over which the Company exercises significant influence are accounted for by the equity method whereby the Company includes its proportionate share of earnings and losses of such companies in the Company's earnings.

Other investments are accounted for based on the nature of the investment. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Property, Plant, and Equipment.

Property, plant, and equipment are stated at the lower of cost of estimated net recoverable amount. The cost of property, plant, and equipment is depreciated using the straight-line method based on the lesser of the estimated useful lives of the assets or the lease term based on the following life expectancy:

     Computer equipment & software                3-5 years
     Office furniture and fixtures                2-7 years

Repairs and maintenance expenditures are charged to operations as incurred. Major improvements and replacements, which extend the useful life of an asset, are capitalized and depreciated over the remaining estimated useful life of the asset. When assets are retired or sold, the costs and related accumulated depreciation and amortization are eliminated and any resulting gain or loss is reflected in operations.

Allowance for Doubtful Accounts.

The Company evaluates the collectibility of its accounts receivable based on a combination of factors. Where the Company is aware of circumstances that may impair a specific customer's ability to meets its financial obligations to the Company, the Company records a specific allowance against amounts due to it and thereby reduces the net receivable to the amount the Company reasonably believes is likely to be collected. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are outstanding and its historical experience.

DVD's and Games Library.

DVD's and games are recorded at historical cost and depreciated using the straight-line method over twenty-four months. The Company's
DVD's and games library are not intended to be sold and accordingly no salvage value is provided.

Because of the nature of the business, the Company experiences a certain amount of loss, damage, or theft of its DVD's and games.
This loss is shown in the cost of sales section of the Income Statement. Any accumulated depreciation associated with this item is accounted for on a first-in-first-out basis and treated as a reduction to depreciation expense in the month the loss is recognized.

Revenue Recognition.

Consulting revenue is recognized when the services are rendered. Video game subscription revenues are recognized when billed. Company customers are required to authorize a monthly automatic charge to a major credit card. Because of this, the billing and receipt of revenue occur simultaneously. Subscribers pay on a monthly basis and may cancel service at anytime.

The cost of services, consisting of staff payroll, outside services, equipment rental, communication costs and supplies, is expensed as incurred.

Advertising Costs.

The Company expenses all costs of advertising as incurred.
Advertising costs for the years ended December 31, 2003 and 2002 were $21,411 and $0, respectively.

Use of Estimates.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ significantly from those estimates.

Fair Value of Financial Instruments.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2003. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Impairment of Long-Lived Assets.

The Company reviews its long-lived assets and intangibles periodically to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future cash flows be less than the carrying value, the Company would recognize an impairment loss. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets and intangibles.

Reporting on the Costs of Start-Up Activities.

Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-up Activities," which provides guidance on the financial reporting of start-up costs and organizations costs, requires most costs of start-up activities and organizational costs to be expensed as incurred. SOP No. 98-5 is effective for fiscal years beginning after December 15, 1998. With the adoption of SOP No. 98-5, there has been little or no effect on the Company's financial statements.

Loss Per Share.

Net loss per share is provided in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per
Share". Basic loss per share is computed by dividing losses available to common stockholders for the period by the weighted average number of common shares outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is antidilutive. Stock options to purchase shares of common stock that were outstanding during 2003 and 2002, which were not included in the computation of diluted loss per share because the effect would have been antidilutive, were 25,000,000 and 0, respectively.

Dividends.

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception.

Comprehensive Income.

SFAS No. 13, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The Company had no items of other comprehensive income and therefore has not presented a statement of comprehensive income.

Segment Reporting.

The Company follows SFAS No. 130, "Disclosures About Segments of an Enterprise and Related Information." The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income Taxes.

The Company follows SFAS No. 109, "Accounting for Income Taxes," for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely that not be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Recent Pronouncements.

In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS No. 123." The Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 is not expected to have a material impact on the Company's financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others," an interpretation of FIN Nos. 5, 57, and 107, and a rescission of FIN No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others." FIN No. 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while, the provisions of the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN No. 45 has not had a material impact on the Company's financial position or results of operations.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities," an interpretation of Accounting Research Bulletin ("ARB") No. 51. FIN No. 46 requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN No. 46 also requires disclosures about variable interest entities that companies are not required to consolidate by in which a company has a significant variable interest. The consolidation requirements of FIN No. 46 will apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements will apply to entities established prior to January 31, 2003 in the first fiscal year or interim period beginning after June 15, 2003. The disclosure requirements will apply in all financial statements issued after January 31, 2003. The adoption of FIN 46 has not had a material impact on the Company's financial position or results of operations.

Stock-Based Compensation.

The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of SFAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by SFAS No. 123.

Year End.

The Company has adopted December 31 as its fiscal year end.

NOTE 2  GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating results. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

As of December 31, 2003, the Company had an accumulated deficit of $8,785,833. In addition, the Company had current liabilities of $849,143. The Company has a substantial need for working capital. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

In March 2004, the Company launched its website, http://www.gameznflix.com, and began operating in the online DVD and video game rental industry. In conjunction with the website launch, the company also launched a national television ad campaign designed to create awareness among the Company's target consumers and to generate traffic to the website. In May 2004, the company is set to launch the second phase of the television ad campaign. This second phase is more narrowly designed to attract the core consumer to the product.

In addition, the Company has generated approximately $300,000 in funds in 2004 through the sale of restricted shares of common stock.

As a result of these actions and estimates of revenues that will be generated from its online presence, management feels that there is sufficient evidence they will be able to generate any additional working capital needed to allow the Company to continue as a going concern.

NOTE 3  FIXED ASSETS

Fixed assets consists of the following:



                                                   Accumulated
                                                   Depreciation           Net Book Value
                                       Cost         12/31/03            12/31/03      12/31/02
Machinery and equipment                $  16,615   $    5,295           $  11,320     $   7,314
Furniture and Fixtures                     2,288        2,002                 286             0
Games Library                             55,488       22,130              33,358             0

                                       $  74,391   $   29,427           $  44,964     $   7,314



Depreciation expense for 2003 was $29,427 ($0 for 2002).

NOTE 4  INTANGIBLE ASSETS

Intangible assets consists of costs related to obtaining a patent on the Season's Greetings products as of December 31, 2003:

Patent                                 $14,354
Less: accumulated amortization           6,335

                                       $ 8,019

Amortization expense for 2003 was $3,589 ($2,746 for 2002).

NOTE 5  PREPAID FEES PAID WITH COMMON STOCK

At December 31, 2003, the Company had prepaid fees paid with common stock of $937,500 with unrelated parties. Prepaid fees paid with common stock are for consulting services related to website developments and strategic business advisory which were fully vested upon issuance and nonforfeitable. In February 2004, $37,500, was recognized as used. The remaining $900,000 will be used at the rate of $75,000 per month.

NOTE 6  ACQUISITIONS

On September 30, 2003, the Company executed an Acquisition Agreement with Veegeez. Under the terms of the Agreement, the Company exchanged 14,000,000 shares of $0.001 par value restricted common stock for a 100% ownership interest in Veegeez. The value of the net assets of Veegeez on September 30,2003 was $234, resulting in a decrease in additional paid-in capital of $13,766.

On October 31, 2002, the Company executed an Acquisition Agreement with NSTI. Under the terms of the Agreement, the Company exchanged 27,889,801 shares of $0.001 par value restricted common stock for 100% of the issued and outstanding shares of NSTI. The fair market value of the common shares issued on October 31, 2002 was $0.001 per share, resulting in a valuation of $27,890. Effective December 31, 2002, the goodwill was devalued to zero and recorded as a "Loss from impairment of goodwill".

On September 24, 2002, the Company executed an Acquisition Agreement with AmCorp. Under the terms of the Agreement, the Company exchanged 78,300,000 shares of $0.001 par value restricted common stock for 100% of the outstanding shares of AmCorp. The fair market value of the common shares issued on September 24, 2002 was $0.001 per share, resulting in a valuation of $78,300. Effective December 31, 2002, the goodwill was devalued to zero and recorded as a "Loss from impairment of goodwill".

NOTE 7  DISCONTINUED OPERATIONS

In May 2003, the Company discontinued operations of Prima
International, LLC, a wholly owned subsidiary. As a result, the net operations from Prima have been recognized as a gain from discontinued operations in the amount of $16,079.

NOTE 8  COMMITMENTS AND CONTINGENCIES

Upon assuming operations of Veegeez, the Company retained the original founders of Veegeez and entered into five-year consulting agreements with them. Under the terms of the agreements, each consultant receives compensation of $5,000 monthly for the first six months of operations. Additionally, each consultant received 2,500,000 shares of the Company's Form S-8 common stock each month until Veegeez reports earnings before income taxes ("EBIT") greater than $18,000. Once the EBIT is greater than $18,000, each of the consultants will receive monthly consulting fees of $9,000 for the duration of the contracts.

NOTE 9  NOTES PAYABLE

As of December 31, 2003, NSTI had a note payable to an investor in the amount of $29,000. The note is unsecured, bears an interest rate of 10% and is due on demand.

NOTE 10  RELATED PARTY TRANSACTIONS

The Company does not lease or rent any property. Office services are provided without charge by a director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

On March 10, 2000, NSTI entered into an agreement with an investor whereby NSTI received a loan of $175,000, with a maturity date no later than twelve months from the date of the note. The note is secured by assets of NSTI. The company entered into a Forbearance Agreement with the investor to defer payment until 2003. As of December 31, 2003, NSTI was in default on the note.

On March 13, 2003, GameZnFlix issued 1,200,000 restricted shares of common stock to Matt Sawaqed, a Company director, as compensation for his work for the company in 2002, valued at a total of $1,200
($0.001 per share).

On March 17, 2003, GameZnFlix issued 100,000,000 and 1,000,000 restricted shares of common stock , respectively, to John Fleming and Mark Crist, directors of the Company, as compensation for their work for the company in 2002, valued at a total of $101,000 ($0.001 per share).

As of December 31, 2003, NSTI had a note payable to a consulting firm in the amount of $27,642. The note is unsecured, bears an interest rate of 10%, and is due on demand.

As of December 31, 2003, NSTI had a note payable to an individual in the amount of $130. The note is unsecured, bears no interest, and is due on demand.

As of December 31, 2003, NSTI had a note payable to a consulting firm in the amount of $1,000. The note is unsecured, bears no interest, and is due on demand.

NOTE 11  GAIN FROM EXTINGUISHMENT OF DEBT

In January 2003, note holders forgave the Company's debts and interest accrued in the amount of $268,132.

In May 2003, the Company ceased operation of Prima International,
LLC, one of its wholly owned subsidiaries. The loan payable to Prima of $6,300 was forgiven and the Company recognized a gain from forgiveness of debt of $6,300.

In December 2003, management determined that accrued payables in the amount of $688,188, relating to activities prior to Syconet's merger with the Company, are of questionable validity. No demands have been made of current management or the prior management group, and the Company's records do not provide sufficient information to confirm any amounts due. The amount has been credited to gain on extinguishment of debt in the current year.

NOTE 12  SHAREHOLDERS' EQUITY

In July 2003, the Company amended its Articles of Incorporation to increase the number of common shares authorized to 900,000,000, par value of $0.001.

During 2003, the Company issued 176,895,167 shares of common stock as payment for consulting services valued at $1,887,484 (30,395,167 of which are restricted shares). The par value of the shares was $176,895 and additional paid-in capital was recognized in the amount of $1,710,589.

During 2003, the Company issued 14,000,000 restricted shares of common stock as payment for the acquisition of Veegeez.com, LLC (See
Note 5) valued at $234. The par value of the shares was $14,000 and additional paid-in capital was recognized in the amount of $(13,766).

During 2003, the Company issued 6,299,262 restricted shares of common stock as a result of a private placement memorandum. The Company received payment in the amount of $90,000. The par value of the shares was $6,299 and additional paid-in capital was recognized in the amount of $83,701.

During 2003, the Company issued 333,333 restricted shares of common stock as a result of a private placement memorandum. The Company received payment in the amount of $5,000. The par value of the shares was $334 and additional paid-in capital was recognized in the amount of $4,666.

During 2003, the Company issued 375,000 restricted shares of common stock a result of a private placement memorandum. The Company received payment in the amount of $7,500. The par value of the shares was $375 and additional paid-in capital was recognized in the amount of $7,125.

NOTE 13  INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized. The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes.

The components of the provision for income taxes at December 31, 2003 are as follows:

Current- Federal                             $     0
Deferred- Federal                                  0
Income tax provision                         $     0

A reconciliation of the consolidated income tax provision for the Company and its U.S. subsidiary to the amount expected using the U.S. Federal statutory rate follows:

Expected amount using
  U.S. Federal statutory rate                $  (28,068)
  Change in valuation allowance                  28,068
  Effective tax                              $        0

Deferred tax assets (liabilities) consisted of the following at December 31, 2003.

Deferred tax assets
  Net operating loss
  Carryforwards                              $ 2,900,000

  Deferred tax liability                               0
                                               2,900,000
  Valuation allowance                         (2,900,000)

                                             $         0

At December 31, 2003, the Company has net operating loss ("NOL") carryforwards totalling approximately $8,700,000. The carryforwards begin to expire in fiscal year 2017. Deferred tax assets have been reduced by a valuation allowance because of uncertainties as to future recognition of taxable income to assure realization. The net change in the valuation allowance for the year ended December 31, 2003 was $100,000.

NOTE 14  STOCK COMPENSATIONS PLANS

On July 1, 2001, the Company adopted a Non-Employee Directors and Consultants Retainer Stock Plan (the company adopted Amendment No. 4 to this plan on November 17, 2003). The purposes of the plan are to enable the Company to promote the interests of the company by attracting and retaining non-employee directors and consultants capable of furthering the business of the company and by aligning their economic interests more closely with those of the company's shareholders, by paying their retainer or fees in the form of shares of common stock. A total of 250,000,000 shares of common stock have been registered under this plan as a result of a Form S-8 POS filed with the Securities and Exchange Commission on December 19, 2003. As of December 31, 2003, 103,500,000 shares of common stock remain to be issued under this plan.

On April 25, 2003, the Company adopted a Stock Incentive Plan. This plan is intended to allow directors, officers, employees, and certain non-employees of the Company to receive options to purchase company common stock. The purpose of this plan is to provide these persons with equity-based compensation incentives to make significant and extraordinary contributions to the long-term performance and growth of the company, and to attract and retain employees. A total of 25,000,000 shares of common stock have been registered under this plan under a Form S-8 filed with the Securities and Exchange Commission on May 12, 2003. Options granted under this plan are to be exercisable at whatever price is established by the board of directors, in its sole discretion, on the date of the grant. Through December 31, 2003, the Company had granted options to two individuals (one at an exercise price equal to 75% of the market price on the date of exercise and the other at 50% of the market price on the date of exercise) covering all 25,000,000 shares registered under this plan; however, as these options were not exercised until 2004, all shares registered under this plan remain to be issued as of December 31, 2003.

The Company has adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Therefore, the Company continues to account for stock-based compensation under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the stock based compensation been determined based upon the fair value of the awards at the grant date consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share would not have been changed. With respect to options granted to outside consultants, the Company uses the Black-Scholes method of calculating the fair value for purposes of recording compensation. Because the eventual exercise price of the options was so much higher than the market price of the stock on the grant date, there is no value to assign to the options, and no compensation has been recognized.

NOTE 15  SUBSEQUENT EVENTS

In February, 2004, the Company was approved to trade shares on the Third Market Segment of the Berlin Stock Exchange under the trading symbol of "PQJ.BE. The Company was also approved to trade shares on the Third Market Segment of the Frankfurt Stock Exchange under the trading symbol of "PQJ.FSE".

In February, 2004, the Company retained the services of a national ad agency to assist in the launch and marketing of its website http://www.gameznflix.com, designed to provide online DVD and video game rental services.

In March, 2004, the Company signed a supply agreement with a national entertainment distributor. The supply agreement is designed to enable the Company to access the most current DVD and video game titles for purposes of meeting rental requests through gameznflix.com.

In March 2004, the Company launched its website, http://www.gameznflix.com, and began operating in the online DVD and video game rental industry. In conjunction with the website launch, the company also launched a national television ad campaign designed to create awareness among the Company's target consumers and to generate traffic to the website.

In April, 2004, the Company began production of the second phase of the ad campaign. This segment of the campaign more narrowly targets the core audience with the intent to increase awareness and drive demand to the website.

During 2004, the Company has issued 10,469,470 shares and generated $307,962 in working capital through the issuance of restricted stock through private placement memoranda.

                                PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee                       $  4,957.35
Accounting fees and expenses                 10,000.00*
Legal fees and expenses                      35,000.00*
Miscellaneous                                 5,000.00
                                 TOTAL     $ 54,957.35*

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     On August 19, 2002, GameZnFlix issued 8,662,800 shares of common stock to Four Winds Associates as reimbursement for certain expenses of GameZnFlix advanced by Four Winds in the amount of $54,997 ($0.006 per share).

     On September 9, 2002, GameZnFlix issued 1,300,000 shares of common stock to Four Winds as reimbursement of certain additional expenses of GameZnFlix advanced by Four Winds in the amount of $8,218 ($0.006 per share).

     On September 24, 2002, GameZnFlix issued a total of 78,300,000 shares of common stock to three individuals (two of whom are directors of GameZnFlix) in connection with the acquisition of all the issued and outstanding common stock of AmCorp Group, Inc. under an acquisition agreement dated September 13, 2002.

     On March 13, 2003, GameZnFlix issued 1,200,000 restricted shares of common stock to Mr. Sawaqed as compensation for his work for the company in 2002, valued at a total of $1,200 ($0.001 per share). On March 17, 2003, GameZnFlix issued 100,000,000 and 1,000,000 restricted shares of common stock , respectively, to Mr. Fleming and Mr. Crist as compensation for their work for the company in 2002, valued at a total of $101,000 ($0.001 per share). All these shares were accrued on the financial statements of GameZnFlix for the fiscal year ended December 31, 2002 since the services were rendered during that year.

     During the quarter ended March 31, 2003, GameZnFlix issued a total of 27,889,801 shares of common stock to a total of 64 individuals and companies (a majority of which are accredited investors) in connection with the acquisition of all the issued and outstanding common stock of Naturally Safe Technologies, Inc. under an acquisition agreement dated October 31, 2002. These shares were accrued during the fiscal year ended December 31, 2002 since this transaction closed during that year.

     On September 24, 2003, GameZnFlix acquired VeeGeeZ.com, LLC, a
California limited liability company. The companies agreed to exchange 14,000,000 shares of their common stock on a 1-for-1 basis, with the total market value of $39,000 ($0.00279 per share). GameZnFlix issued its 14,000,000 shares to the two principals of that firm on October 1, 2003.

     Between October 30, 2003 and December 30, 2003, GameZnFlix sold a total of 7,007,595 shares to four investors (two accredited and two non-accredited) for a total consideration of $92,500 (prices ranging from $0.0089 to $0.02 per share).

     On November 19, 2003 and December 9, 2003, GameZnFlix issued a total of 395,167 shares of common stock to one individual in connection with a rental of the video games inventory of Games Dude, valued at a total of $13,984 (average of $0.0335 per share).

     Between January 16, 2004 and March 4, 2004, GameZnFlix issued a total of 5,783,998 shares of common stock to two individuals and one company for services to be rendered to the company, for the payment of certain expenses, and for the settlement of debt. These had an aggregate value of $314,722 (average of $0.054 per share).

     On July 15, 2004, GameZnFlix issued a total of 333,333 shares of common stock to three individuals for services rendered to the company. These shares had an aggregate value of $27,667 (average of $0.083 per share).

     On August 22, 2004, GameZnFlix issued a total of 900,000 shares of common stock to five individuals for services rendered to the company. These shares had an aggregate value of $38,700 (average of $0.043 per share).

     From November 29, 2003 to September 1, 2004, GameZnFlix sold a total of 18,989,970 shares of common stock in a private placement to a total of 112 investors (89 of who are accredited) for a total consideration of $641,285 (average of $0.0338 per share).

     On September 24, 2004, GameZnFlix sold 384,615 shares of common stock in a private placement to one investor (who is accredited) for a total consideration of $5,000 ($0.013 per share).

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate on November 11, 2004 for the sale of (i) $150,000 in convertible debentures and (ii) warrants to buy 15,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants.

     The investors provided us with an aggregate of $150,000 as follows:

     - $100,000 was disbursed to us on November 11, 2004; and

     - $50,000 has been retained for services provided to our company by various professionals, which shall be disbursed upon effectiveness of this registration statement;

     The debentures bear interest at 4 3/4%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 110, less the product of the conversion price multiplied by 100 times the dollar amount of the debenture. The conversion price for the convertible debentures is the lesser of (i) $0.20, (ii) eighty two percent of the average of the thee lowest volume weighted average prices during the twenty (20) trading days prior to the conversion or
(iii) eighty two percent of the volume weighted average price on the trading day prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, in the event that our market price is less than $.015, we will have the option to prepay the debenture at 150% rather than have the debenture converted. If we elect to prepay the debenture, Golden Gate may withdraw its conversion notice. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 15,000,000 shares of common stock at an exercise price of $1.09 per share.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common stock.

     * All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by Radix in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 27. EXHIBITS.

     The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean GameZnFlix,
Inc., a Nevada corporation.

Exhibit     Exhibit Name

2.1 Agreement and Plan of Merger between the Registrant and Syconet.com, Inc., a Delaware corporation, dated December
        1, 2001 (incorporated by reference to Exhibit 2.2 of the Form 10-KSB filed on April 15, 2003).

2.2 Acquisition Agreement between the Registrant and shareholders of AmCorp Group, Inc., dated September 13,
        2002 (incorporated by reference to Exhibit 2 of the Form 8-K filed on September 23, 2002).

2.3 Acquisition Agreement between the Registrant and shareholders of Naturally Safe Technologies, Inc., dated
        October 31, 2002 (incorporated by reference to Exhibit 2 of the Form 8-K filed on November 13, 2002).

2.4 Acquisition Agreement between the Registrant and shareholders of Veegeez.com, LLC, dated September 25, 2003 (incorporated by reference to Exhibit 2 of the Form 8-K filed on October 9, 2003).

3.1     Articles of Incorporation, dated December 19,
        2001(incorporated by reference to Exhibit 3.1 of the Form
        10-KSB filed on April 15, 2003).

3.2 Certificate of Amendment to Articles of Incorporation, dated November 21, 2002 (incorporated by reference to Exhibit 3.2 of the Form 10-KSB filed on April 15, 2003).

3.3 Certificate of Amendment to Articles of Incorporation, dated March 5, 2003 (incorporated by reference to Exhibit
        3.3 of the Form 10-KSB filed on April 15, 2003).

3.4 Certificate of Amendment to Articles of Incorporation, dated July 11, 2003 (incorporated by reference to Exhibit
        3.4 of the Form 10-QSB filed on August 20, 2003).

3.5 Certificate of Amendment to Articles of Incorporation, dated January 26, 2004 (incorporated by reference to Exhibit 3.5 of the Form 10-KSB filed for the year ended
        December 31, 2003 on April 19, 2004).

3.6 Certificate of Amendment to Articles of Incorporation, dated December 16, 2004 (incorporated by reference to Exhibit 3 of the Form 8-K filed on December 21, 2004).

3.7 Bylaws (incorporated by reference to Exhibit 3.2 of the Form 10-SB filed on January 25, 2000).

4.1 Specimen Common Stock Certificate (incorporated by reference to Exhibit 4 of the Form 10-SB/A filed on March
        21, 2000).

4.2     1997 Incentive Compensation Program, as amended
        (incorporated by reference to Exhibit 10.1 of the Form SB-2 POS filed on August 28, 2000).

4.3 Common Stock Purchase Warrant issued to Alliance Equities, Inc., dated May 21, 2000 (incorporated by reference to
        Exhibit 4.1 to the Form SB-2 filed on June 2, 2000).

4.4 Form of Redeemable Common Stock Purchase Warrant to be issued to investors in the private placement offering, dated January 27, 2000 (incorporated by reference to Exhibit 4.2 to the Form SB-2/A filed on June 27, 2000).

4.5     Redeemable Common Stock Purchase Warrant issued to
        Diversified Leasing Inc., dated May 1, 2000 (incorporated by reference to Exhibit 4.3 of the Form SB-2/A filed on June 27, 2000).

4.6     Redeemable Common Stock Purchase Warrant issued to
        John P. Kelly, dated August 14, 2000 (incorporated by reference to Exhibit 4.4 of the Form SB-2 POS filed on August 28, 2000).

4.7     Redeemable Common Stock Purchase Warrant for Frank
        N. Jenkins, dated August 14, 2000 (incorporated by reference to Exhibit 4.5 of the Form SB-2 POS filed on August 28, 2000).

4.8     Redeemable Common Stock Purchase Warrant for
        Ronald Jenkins, dated August 14, 2000 (incorporated by reference to Exhibit 4.6 of the Form SB-2 POS filed on August 28, 2000).

4.9 Non-Employee Directors and Consultants Retainer Stock Plan, dated July 1, 2001 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on February 6, 2002).

4.10    Consulting Services Agreement between the Registrant and
       Richard Nuthmann, dated July 11, 2001 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on February 6, 2002).

4.11   Consulting Services Agreement between the Registrant and
       Gary Borglund, dated July 11, 2001 (incorporated by reference to Exhibit 4.3 of the Form S-8 filed on February 6, 2002).

4.12   Consulting Services Agreement between the Registrant and
       Richard Epstein, dated July 11, 2001 (incorporated by reference to Exhibit 4.4 of the Form S-8 filed on February 6, 2002).

4.13 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan, dated July 1, 2002 (incorporated by reference to Exhibit 4 of the Form S-8 filed on July 30, 2002).

4.14 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 2), dated April 25, 2003 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on May 12, 2003).

4.15 Stock Incentive Plan, dated April 25, 2003 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on May 12, 2003).

4.16 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 3), dated August 17, 2003 (incorporated by reference to Exhibit 4 of the Form S-8 POS filed on September 3, 2003).

4.17 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 4), dated November 17,
       2003 (incorporated by reference to Exhibit 4.1 of the Form S-8 POS filed on December 9, 2003).

4.18 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 5), dated May 20, 2004
       (incorporated by reference to Exhibit 4 of the Form S-8 POS filed on May 25, 2004).

4.19 Amended and Restated Stock Incentive Plan, dated August 23, 2004 (incorporated by reference to Exhibit 4 of the Form S-8 POS filed on August 31, 2004).

4.20   Securities Purchase Agreement between the Registrant and
       Golden Gate Investors, Inc., dated November 11, 2004
       (incorporated by reference to Exhibit 4.1 of the Form 8-K filed on November 29, 2004).

4.21 Warrant to Purchase Common Stock issued by the Registrant in favor of Golden Gate Investors, Inc., dated November 11, 2004 (incorporated by reference to Exhibit 4.2 of the Form
       8-K filed on November 30, 2004).

4.22   Registration Rights Agreement between the Registrant and
       Golden Gate Investors, Inc., dated November 11, 2004
       (incorporated by reference to Exhibit 4.3 of the Form 8-K filed on November 29, 2004).

4.23 Addendum to Convertible Debenture and Securities Purchase Agreement between the Registrant and Golden Gate Investors, Inc., dated November 17, 2004 (incorporated by reference to
       Exhibit 4.4 of the Form 8-K filed on November 29, 2004).

4.24 Addendum to Convertible Debenture and Securities Purchase Agreement between the Registrant and Golden Gate Investors, Inc., dated December 17, 2004 (incorporated by reference to
       Exhibit 4.5 of the Form 8-K/A filed on January 18, 2005).

5.1 Opinion of Brian F. Faulkner, a Professional Law Corporation (filed herewith)

10.1 Employment Agreement between the Registrant and Gary Hohman, dated October 1, 2004 (incorporated by reference to Exhibit 10 of the Form 8-K filed on October 8, 2004).

16.1 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on August
       24, 2001).

16.2 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on March 7, 2002).

16.3 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on November 5, 2002).

16.4 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on April 29, 2003).

16.5 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on January 21, 2004).

21     Subsidiaries of the Registrant (filed herewith)

23.1   Consent of Beckstead and Watts, LLP (filed herewith)

23.2   Consent of Smith & Company (filed herewith)

23.3   Consent of Brian F. Faulkner, a Professional Law
       Corporation (filed herewith)

99.1   Patent issued to Donald V. Duffy, Jr., dated October 17,
       2000 (incorporated by reference to Exhibit 99.2 of the Form 10-KSB filed on April 15, 2003).

99.2 Text of Press Release Issued by GameZnFlix, dated September 30, 2004 (incorporated by reference to Exhibit 99 of the Form 8-K filed on October 8, 2004).

ITEM 28. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

     (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

     (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Franklin, State of Kentucky, on January 19, 2005.

                                       GAMEZNFLIX, INC.



                                       By: /s/ John Fleming
                                       John Fleming, CEO, Secretary
                                       and Chairman

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


SIGNATURE                   TITLE                                  DATE

/s/ John Fleming            Chief Executive Officer,          January 20, 2005
John Fleming                Secretary and Chairman

/s/ Arthur De Joya          Chief Financial Officer and       January 20, 2005
Arthur De Joya              Principal Accounting Officer

/s/ Gary Hohman             President and Director            January 20, 2005
Gary Hohman

/s/ Mark Crist              Director                          January 20, 2005
Mark Crist